Exhibit 10.1
LOAN AGREEMENT
($300,000,000 REVOLVING LOAN FACILITY)
dated as of April 4, 2007
AMONG
HCC INSURANCE HOLDINGS, INC.
as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Co-Lead Arranger and as a Lender,
CITIBANK, N.A.,
as Co-Lead Arranger and Syndication Agent and as a Lender,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender,
AND
THE OTHER LENDERS NOW OR HEREAFTER
PARTIES HERETO

	6.16	Environmental Matters	36

7.	Affirmative Covenants		36
	7.1	Taxes, Existence, Regulations, Property, Etc	36
	7.2	Financial Statements and Information	37
	7.3	Financial Tests	38
	7.4	Inspection	38
	7.5	Further Assurances	38
	7.6	Books and Records	39
	7.7	Insurance	39
	7.8	Notice of Certain Matters	39
	7.9	ERISA Information and Compliance	39

8.	Negative Covenants		40
	8.1	Borrowed Money Indebtedness	40
	8.2	Liens	41
	8.3	Contingent Liabilities	43
	8.4	Mergers and Consolidations	43
	8.5	Redemption, Dividends and Distributions	43
	8.6	Nature of Business	43
	8.7	Transactions with Related Parties	44
	8.8	Loans and Investments	44
	8.9	Organizational Documents	44
	8.10	Unfunded Liabilities	44
	8.11	Intentionally Left Blank	44
	8.12	Subsidiaries	44

9.	Defaults		44
	9.1	Events of Default	44
	9.2	Right of Setoff	47
	9.3	Collateral Account	47
	9.4	Preservation of Security for Unmatured Reimbursement Obligations	47
	9.5	Remedies Cumulative	48

10.	Agent		48
	10.1	Appointment, Powers and Immunities	48
	10.2	Reliance	49
	10.3	Defaults	49
	10.4	Material Written Notices	50
	10.5	Rights as a Lender	50
	10.6	Indemnification	50
	10.7	Non-Reliance on Agent and Other Lenders	50
	10.8	Failure to Act	51
	10.9	Resignation or Removal of Agent	51
	10.10	No Partnership	51
	10.11	No Waiver	52
	10.12	Documentation Agent and Syndication Agent	52

11.	Miscellaneous		52

11.1	Waiver	52
11.2	Notices	52
11.3	Expenses, Etc	53
11.4	Indemnification	54
11.5	Amendments, Etc	54
11.6	Successors and Assigns	55
11.7	Limitation of Interest	57
11.8	Survival	58
11.9	Captions	58
11.10	Counterparts	58
11.11	Governing Law	58
11.12	Severability	58
11.13	Tax Forms	59
11.14	Venue	59
11.15	Jury Waiver	59
11.16	Conflicts Between This Agreement and the Other Loan Documents	59
11.17	Disclosure to Other Persons; Confidentiality	60
11.18	USA Patriot Act	60
11.19	Amendment and Restatement; Renewal Notes	61
EXHIBITS
A — Request for Extension of Credit
B — Rate Designation Notice
C — Note
D — Assignment and Acceptance
E — Compliance Certificate
F — Subsidiaries as of the Effective Date
G — Existing Borrowed Money Indebtedness
H — Existing Liens
SCHEDULES
I – Commitments
II – Agency Subsidiaries
III – Insurance Company Subsidiaries

LOAN AGREEMENT
     THIS LOAN AGREEMENT is made and entered into as of April 4, 2007, by and among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (together with its permitted successors, herein called the “Borrower”); each of the lenders which is or may from time to time become a party hereto (individually, a “Lender” and, collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), a national banking association, as Administrative Agent for the Lenders and Co-Lead Arranger (in such capacity, together with its successors in such capacity, the “Agent”), CITIBANK, N.A., as Co-Lead Arranger and Syndication Agent, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent.
     The parties hereto agree as follows:
1. Definitions.
     1.1 Certain Defined Terms.
     Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement in the singular have the same meanings when used in the plural and vice versa):
     Accounts and General Intangibles shall have the respective meanings assigned to them in the Uniform Commercial Code enacted in the State of Texas in force on the Effective Date.
     Additional Interest means the aggregate of all amounts accrued or paid pursuant to the Notes or any of the other Loan Documents (other than interest on the Notes at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by the Notes.
     Adjusted LIBOR means, with respect to each Interest Period applicable to a LIBOR Borrowing, a rate per annum equal to the quotient, expressed as a percentage, of (a) LIBOR with respect to such Interest Period divided by (b) 1.0000 minus the Eurodollar Reserve Requirement in effect on the first day of such Interest Period.
     Affiliate means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
     Agency Subsidiaries means the Subsidiaries listed on Schedule II hereto and such other Subsidiaries which are not direct or indirect Subsidiaries of another Agency Subsidiary or an Insurance Company Subsidiary and which are engaged primarily in the same businesses as the entities listed on Schedule II hereto.

     Agreement means this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.
     Annual Financial Statements means the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP or as applicable, statutory financial standards, in all material respects, and accompanied by the unqualified opinion of independent certified public accountants of recognized national standing, which shall state that such financial statements present fairly in all material respects the financial position of such Person and, if such Person has any Subsidiaries, its consolidated Subsidiaries as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP or, as applicable, statutory financial standards.
     Applications means all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of any Person. To the extent that any Application contains provisions granting liens or security interests not granted in the Loan Agreement or contains events of default waivers, and cure periods (or fails to provide cure periods as provided in the Loan Agreement) which are more restrictive than those contained in the Loan Agreement, the provisions of the Loan Agreement shall control.
     Assignment and Acceptance shall have the meaning ascribed to such term in Section 11.6 hereof.
     Bankruptcy Code means the United States Bankruptcy Code, as amended, and any successor statute.
     Base Rate means for any day a rate per annum equal to the lesser of (a) the greater of (1) the Prime Rate for that day or (2) the Federal Funds Rate for that day plus 1/2 of 1% or (b) the Ceiling Rate. If for any reason Agent shall have determined (which determination shall create a rebuttable presumption as to the accuracy thereof) that it is unable to ascertain the Federal Funds Rate for any reason, including, without limitation, the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof (and in such event, Agent shall furnish written evidence to Borrower showing how Agent made such determination), the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be the lesser of (a) the Prime Rate or (b) the Ceiling Rate.
     Base Rate Borrowing means that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.
     Borrowed Money Indebtedness means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies and deferred payments for services to employees and former employees incurred in the ordinary course of such Person’s business), (v) all capital lease obligations of such Person, (vi) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) Interest Rate Risk Indebtedness of such Person (to the extent treated as Indebtedness under GAAP), (viii) all obligations of such Person in respect of outstanding letters of credit issued for the account of such Person (whether or not drawn and in the stated amount thereof), exclusive of letters of credit which are fully secured by cash or marketable securities, (ix) that portion (if any) of any convertible preferred or trust preferred securities issued by such Person which is recognized by Standard & Poor’s as indebtedness and (x) all guarantees of such Person of any of the foregoing.
     Business Day means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas, New York City, New York or Denver, Colorado. A separate definition of “LIBOR Business Day” applies to LIBOR Borrowings under this Agreement.
     Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in §303 of the Texas Finance Code) for that day. Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
     Change of Control means a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of Borrower or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of Borrower such that such nominees, when added to any existing directors remaining on the Board of Directors of Borrower after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of Borrower. As used herein (a) “Beneficially Own” means “beneficially own” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (b) “Group” means a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) “Unrelated Person” means at any time any Person other than Borrower or any Subsidiary of Borrower and other than any trust for any employee benefit plan of Borrower or any Subsidiary of Borrower; (d) “Related Person” of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) “Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
     Code means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.
     Combined Ratio means, for any period, the sum of the Loss Ratio for such period plus the Expense Ratio for such period, determined on a statutory accounting basis.
     Commitment means, as to any Lender, the obligation, if any, of such Lender to make Loans and incur or participate in Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth on Schedule I hereto, or otherwise provided for in an Assignment and Acceptance Agreement (as the same may be increased or reduced from time to time pursuant to Section 2.2 hereof).
     Compliance Certificate shall have the meaning given to it in Section 7.2 hereof.
     Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.
     Corporation means any corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.
     Cover for Letter of Credit Liabilities shall be effected by paying to Agent immediately available funds, to be held by Agent in a collateral account maintained by Agent at its Principal Office and collaterally assigned as security for the financial accommodations extended pursuant to this Agreement using documentation reasonably satisfactory to Agent, in the amount required by any applicable provision hereof. Such amount shall be retained by Agent in such collateral account until such time as the applicable Letter of Credit shall have expired and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied or such Cover is no longer required by the terms of this Agreement; provided, however, that at such time if a Default or Event of Default has occurred and is continuing, Agent shall not be required to release such amount in such collateral account until such Default or Event of Default shall have been cured or waived.
     Debt to Capitalization Ratio means, as of the end of any fiscal quarter, the ratio of (a) Indebtedness as of such date to (b) the sum of Indebtedness as of such date plus Shareholder’s Equity as of such date.
     Default means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     Dollars and $ means lawful money of the United States of America.
     Effective Date means April 4, 2007.

     Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An “Environmental Claim” includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.
     Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys’ fees and court costs.
     Environmental Permit means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.
     Eurodollar Rate means for any day during an Interest Period for a LIBOR Borrowing a rate per annum equal to the lesser of (a) the sum of (1) the Adjusted LIBOR in effect on the first day of such Interest Period plus (2) the Margin Percentage for LIBOR Borrowings from time to time in effect or (b) the Ceiling Rate. Each Eurodollar Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Section 3.3 hereof.
     Eurodollar Reserve Requirement means, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next highest one ten thousandth [.0001]) which is in effect on such day for determining all reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to “Eurocurrency liabilities,” as currently defined in Regulation D. Each determination of the Eurodollar Reserve Requirement by Agent shall create a rebuttable presumption as to the accuracy thereof, and may be computed using any reasonable averaging and attribution method.

     Event of Default shall have the meaning assigned to it in Section 9 hereof.
     Expense Ratio means, for any period, the ratio of (a) Statutory Net Operating Expenses for the 12 months ending on the last day of the immediately preceding calendar quarter to (b) Statutory Net Written Premiums for the 12 months ending on the last day of the immediately preceding calendar quarter, tested at the end of each calendar quarter.
     Federal Funds Rate means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any such day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole and absolute discretion.
     Foreign Subsidiaries means Subsidiaries which are organized under the laws of a jurisdiction other than the United States of America, any State of the United States or any political subdivision thereof.
     Funding Loss means, with respect to (a) Borrower’s payment of principal of a LIBOR Borrowing on a day other than the last day of the applicable Interest Period; (b) Borrower’s failure to borrow a LIBOR Borrowing on the date specified by Borrower; (c) Borrower’s failure to make any prepayment of the Loans (other than Base Rate Borrowings) on the date specified by Borrower, or (d) any cessation of a Eurodollar Rate to apply to the Loans or any part thereof pursuant to Section 3.3, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability actually incurred by any Lender (including but not limited to any actual loss or reasonable expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain a Loan), but excluding loss of margin or profit for the period after such payment or failure to borrow or prepay and excluding losses resulting from the gross negligence or willful misconduct of the applicable Lender.
     GAAP means, as to a particular Person, such accounting practice as, in the opinion of independent certified public accountants of recognized national standing regularly retained by such Person, conforms at the time to generally accepted accounting principles, consistently applied for all periods after the Effective Date so as to present fairly the financial condition, and results of operations and cash flows, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board, all reports and financial statements required hereunder may be prepared in accordance with such change so long as Borrower provides to Agent such disclosures of the impact of such change as Agent may reasonably require. No such change in any accounting principle or practice shall, in itself, cause a Default or Event of Default hereunder (but Borrower, Agent and Lenders shall negotiate in good faith to replace any financial covenants hereunder to the extent such financial covenants are affected by such change in accounting principle or practice).
     Governmental Authority means any foreign governmental authority, the United States of America, any State of the United States, and any political subdivision of any of the foregoing,

and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Agent, any Lender, any Obligor or their respective Property.
     Guaranties means, collectively, (i) the Guaranties dated on or prior to the date of hereof executed by each of the current Agency Subsidiaries of Borrower which is not a Foreign Subsidiary in favor of Agent, for the benefit of Lenders, and (ii) any and all other guaranties hereafter executed in favor of Agent, for the benefit of Lenders, relating to the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.
     Hazardous Substance means petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of “Requirements of Environmental Law”.
     Indebtedness means, for any Person, (i) all obligations of such Person for Borrowed Money Indebtedness (or which has been incurred in connection with the acquisition of property) and (ii) preferred stock having a mandatory redemption prior to the maturity of the Revolving Loan Obligations.
     Index Debt means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
     Insurance Company Subsidiaries means the Subsidiaries listed on Schedule III hereto and such other Subsidiaries which are not direct or indirect Subsidiaries of another Insurance Company Subsidiary or an Agency Subsidiary and which are engaged primarily in the same businesses as the entities listed on Schedule III hereto.
     Interest Expense means, for any Person, the sum of (i) all interest on Indebtedness paid or due and payable (including the portion of rents payable under capital leases allocable to interest) plus (ii) all debt discount and expense amortized or required to be amortized during such period.
     Interest Options means the Base Rate and each Eurodollar Rate, and “Interest Option” means any of them.
     Interest Payment Dates means (a) for Base Rate Borrowings, June 30, 2007 and the last Business Day of each March, June, September and December thereafter prior to the Revolving Loan Maturity Date, and the Revolving Loan Maturity Date and (b) for LIBOR Borrowings, the end of the applicable Interest Period (and if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and the Revolving Loan Maturity Date.
     Interest Period means, for each LIBOR Borrowing, a period commencing on the date such LIBOR Borrowing began and ending on the numerically corresponding day which is, subject to availability as set forth in Section 3.3(c)(iii), 1, 2, 3, 6 or 12 months thereafter, as Borrower shall elect in accordance herewith; provided, (1) unless Agent shall otherwise consent, no Interest Period with respect to a LIBOR Borrowing shall commence on a date earlier than three (3) Business Days after this Agreement shall have been fully executed; (2) any Interest Period with respect to a LIBOR Borrowing which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day; (3) any Interest Period with respect to a LIBOR Borrowing which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the appropriate calendar month; (4) no Interest Period for a Loan shall ever extend beyond the Revolving Loan Maturity Date, and (5) Interest Periods shall be selected by Borrower in such a manner that the Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date.
     Interest Rate Risk Agreement means an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by Borrower for the purpose of reducing Borrower’s exposure to interest rate fluctuations and not for speculative purposes, approved in writing by Agent (such approval not to be unreasonably withheld), as it may from time to time be amended, modified, restated or supplemented.
     Interest Rate Risk Indebtedness means all obligations and Indebtedness of Borrower with respect to the program for the hedging of interest rate risk provided for in any Interest Rate Risk Agreement.
     Investment means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property (other than transfers in the ordinary course of business) or capital contribution to, or the incurring of any liability (other than trade accounts payable arising in the ordinary course of business), contingently or otherwise, in respect of the Indebtedness of, any Person; provided, however, that the purchase by Borrower or any of its Subsidiaries of any Indebtedness of Borrower or any of its Subsidiaries for the purpose of retiring such Indebtedness shall not be deemed to be an Investment.
     Issuer means the issuer (or, where applicable, each issuer) of a Letter of Credit under this Agreement.
     Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.
     Letter of Credit shall have the meaning assigned to such term in Section 2.7 hereof.
     Letter of Credit Liabilities means, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.
     LIBOR means, for each Interest Period for any LIBOR Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) which is identified and normally published by Bloomberg Professional Service Page BBRAM1 as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association LIBOR Rates (or if such Bloomberg Page shall not be available, any successor or similar service as may be selected by Agent and Borrower as the London interbank rate for deposits in United States dollars) as of 11:00 London time (or as soon thereafter as practicable) on the day two LIBOR Business Days prior to the first day of such Interest Period comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Borrowing to which such Interest Period relates. If none of such Bloomberg nor any successor or similar service is available, then “LIBOR” shall mean, with respect to any Interest Period for any applicable LIBOR Borrowing, the rate of interest per annum, rounded upwards, if necessary, to the nearest 1/100th of 1%, quoted by Agent at or before 11:00 London time (or as soon thereafter as practicable), on the date two LIBOR Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in the London interbank market, of deposits in United States dollars for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR Borrowing to which such Interest Period relates. Each determination by Agent of LIBOR shall create a rebuttable presumption as to the accuracy thereof, and may be computed using any reasonable averaging and attribution method.
     LIBOR Borrowing means each portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate.
     LIBOR Business Day means a Business Day on which transactions in United States dollar deposits between lenders may be carried on in the London interbank market.
     Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions.
     Loans means the loans provided for by Section 2.1 hereof.
     Loan Documents means, collectively, this Agreement, the Guaranties, the Notes, all Applications, the Notice of Entire Agreement, all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to Agent or any Lender pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     Loss and Loss Adjustment Expenses means the total of all claims incurred by an insurance or reinsurance company under a policy or policies, whether paid or unpaid (including a provision for claims that have occurred but have not yet been reported to the insurer or reinsurer) and the total expense of settling claims, including legal and other fees and the portion of general expense allocated to claim settlement costs, as determined in accordance with statutory accounting standards.
     Loss Ratio means, for any period, the ratio of (a) the sum of Loss and Loss Adjustment Expenses for the 12 months ending on the last day of the immediately preceding calendar quarter to (b) Net Earned Premiums for the 12 months ending on the last day of the immediately preceding calendar quarter, tested at the end of each calendar quarter.
     Majority Lenders means two or more Lenders having greater than 51% of the Commitments or, if the Commitments are terminated, two or more Lenders having greater than 51% of the outstanding Obligations.
     Margin Percentage means, on any day, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based upon the ratings by S&P applicable on such date to the Index Debt:

Index Debt	Margin Percentage	Margin Percentage
Rating	For LIBOR Borrowings	For Commitment Fees
A+ or higher	0.15	0.075
A or higher, but less than A+	0.25	0.10
A- or higher, but less than A	0.30	0.125
BBB+ or higher, but less than A-	0.405	0.125
BBB or lower	0.50	0.15
For purposes of the foregoing, (i) if S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then S&P shall be deemed to have established a rating of BBB or lower and (ii) if the ratings established or deemed to have been established by S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P), such change shall be effective as of the date on which it is first announced by S&P, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Margin Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P shall change, or if S&P shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from S&P and, pending the effectiveness of any such amendment, the Margin Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     Material Adverse Effect means relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), resulting in (i) a material adverse effect on the financial condition, business, operations, or assets of Borrower and its Subsidiaries, on a consolidated basis, from those reflected in the financial statements furnished to Agent referred to in Section 6.2 hereof or from the facts represented or warranted in this Agreement or any other Loan Document, (ii) a material impairment of the ability of Borrower and its Subsidiaries, on a consolidated basis, to perform their obligations under the Loan Documents or (iii) a material impairment of the validity or enforceability of the Loan Documents the result of which is a material adverse effect on the ability of Lenders to collect the Obligations when due.
     Material Subsidiaries means the Insurance Company Subsidiaries and the Agency Subsidiaries.
     Net Earned Premiums means the portion of Net Written Premiums during or prior to a given period which is actually earned during such period, as determined in accordance with statutory accounting standards.
     Net Written Premiums means the total of all premiums received or to be received for insurance underwritten and reinsurance assumed during a given period less the total premium paid or to be paid for reinsurance ceded to others during such period, as determined in accordance with statutory accounting standards.
     Notes means the promissory notes of Borrower evidencing the Loans, in the form of Exhibit C hereto, together with all renewals, extensions, modifications, amendments, increases and/or and replacements thereof and substitutions therefor.
     Notice of Entire Agreement means a notice of entire agreement, in Proper Form, executed by Borrower and Agent, as the same may from time to time be amended, modified, supplemented or restated.
     Obligations means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder on such date, plus (ii) the aggregate amount of the outstanding Letter of Credit Liabilities hereunder on such date, plus (iii) all other outstanding liabilities, obligations and indebtedness of any Obligor under any Loan Document on such date.
     Obligors means Borrower, the Insurance Company Subsidiaries and each Agency Subsidiary of Borrower which is a party to any Guaranty.
     Organizational Documents means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.
     Past Due Rate means, on any day, a rate per annum equal to the lesser of (i) the Ceiling Rate for that day or (ii) the Base Rate plus three percent (3%).
     PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     Permitted Dividends means (i) dividends or distributions by a Subsidiary of Borrower to Borrower (or to another Subsidiary of Borrower) or redemption by a Subsidiary of any of its stock held by Borrower (or by another Subsidiary of Borrower), (ii) dividends paid in stock and stock splits and (iii) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), dividends or distributions by Borrower not exceeding, in the aggregate in any applicable fiscal year, the greater of (x) $100,000,000 or (y) 33% of the net income of Borrower for the immediately preceding fiscal year.
     Permitted Investment means Investments permitted under the terms of Section 8.8 hereof.
     Permitted Liens means Liens permitted under the provisions of Section 8.2 hereof.
     Person means any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.
     Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     Prime Rate means, on any day, the prime rate for that day as determined from time to time by Wells Fargo at its principal office in Denver, Colorado. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Wells Fargo, Agent and each Lender disclaims any statement, representation or warranty to the contrary. Wells Fargo, Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     Principal Office means 1700 Lincoln Ave., MAC C7300-034, Denver, Colorado 80203.
     Proper Form means in form reasonably satisfactory to Agent.
     Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     Quarterly Dates means the last Business Day of each March, June, September and December.
     Quarterly Financial Statements means the quarterly financial statements of a Person, which statements shall include a balance sheet as of the end of such fiscal quarter, an income statement for the period ended on such fiscal quarter and for the fiscal year to date and a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, prepared in accordance with GAAP or as applicable, statutory financial standards, in all material respects except that such statements are condensed and exclude detailed footnote disclosures and certified by the chief financial officer or other authorized officer of such Person as fairly presenting, in all material respects, the financial position of such person as of such date.

     Rate Designation Date means that Business Day which is (a) in the case of Base Rate Borrowings, 11:00 a.m., Houston, Texas time, on the date of such borrowing and (b) in the case of LIBOR Borrowings, 11:00 a.m., Houston, Texas time, on the date three LIBOR Business Days preceding the first day of any proposed Interest Period.
     Rate Designation Notice means a written notice substantially in the form of Exhibit B.
     Regulation D means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.
     Regulatory Change means with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including, without limitation, Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.
     Reimbursement Obligations means, as at any date, the obligations of Borrower then outstanding, or which may thereafter arise, in respect of Letters of Credit under this Agreement, to reimburse the applicable Issuers for the amount paid by such Issuers in respect of any drawing under such Letters of Credit, which obligations shall at all times be payable in Dollars notwithstanding any such Letter of Credit being payable in a currency other than Dollars.
     Request for Extension of Credit means a request for extension of credit duly executed by the chief executive officer, president, chief financial officer, any vice president or treasurer of Borrower or any other officer of Borrower duly authorized in writing by Borrower, appropriately completed and substantially in the form of Exhibit A attached hereto.
     Requirements of Environmental Law means all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.
     Revolving Loan shall mean a Loan made pursuant to Section 2.1(a) hereof.
     Revolving Loan Availability Period means, for each Revolving Loan Lender, the period from and including the Effective Date to (but not including) the Revolving Loan Termination Date.
     Revolving Loan Commitment Percentage means, as to any Revolving Loan Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s

Commitment (or if the Commitments have terminated, such Lender’s outstanding Loans) and the denominator of which is the aggregate amount of the Commitments of all Lenders (or if the Commitments have terminated, the aggregate amount of all Loans).
     Revolving Loan Lender means each Lender with (i) prior to the Revolving Loan Termination Date, a Commitment and (ii) on and after the Revolving Loan Termination Date, any outstanding Revolving Loan Obligations.
     Revolving Loan Maturity Date means the maturity of the Notes, December 19, 2011.
     Revolving Loan Obligations means, as at any date of determination thereof, the sum of the following (determined without duplication): (i) the aggregate principal amount of Loans outstanding hereunder plus (ii) the aggregate amount of the Letter of Credit Liabilities hereunder.
     Revolving Loan Termination Date means the earlier of (a) the Revolving Loan Maturity Date or (b) the date specified by Agent in accordance with Section 9.1 hereof.
     S&P means Standard & Poor’s.
     Secretary’s Certificate means a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to (a) the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the documents to be executed by such corporation; (b) the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and (c) the Organizational Documents of such corporation.
     Shareholders’ Equity means the consolidated shareholders’ equity of Borrower and its Subsidiaries determined in accordance with GAAP.
     Stated Rate means the effective weighted per annum rate of interest applicable to the Loans; provided, that if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balances of the Notes plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate. Without notice to Borrower or any other Person, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.
     Statutory Net Operating Expenses means statutory policy acquisition costs and other underwriting expense, net of miscellaneous income or loss, including equity in earnings (loss) of Subsidiaries for the period of time in question, as determined in accordance with statutory accounting standards.
     Statutory Net Written Premiums means the total of all premiums received or to be received for insurance underwritten and reinsurance assumed during a given period less the total premium paid or to be paid for reinsurance ceded to others during such period, as determined in accordance with statutory accounting standards.

     Subsidiary means, as to a particular parent Corporation, any Corporation of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Corporation.
     Swing Loan shall mean a Loan made pursuant to Section 2.1(b) hereof.
     Swing Loan Availability Period shall mean the period from and including the Effective Date to (but not including) the Revolving Loan Termination Date.
     Swing Note shall mean that certain promissory note dated as of November 24, 2004 in the original principal amount of $20,000,000 executed by Borrower payable to the order of Wells Fargo.
     Taxes shall have the meaning ascribed to it in Section 4.1(d).
     Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the Controlled Group to the PBGC or a Plan under Title IV of ERISA. With respect to multi-employer Plans, the term “Unfunded Liabilities” shall also include asserted withdrawal liability under Section 4201 of ERISA to all multi-employer Plans to which Borrower or any member of a Controlled Group for employees of Borrower contributes.
     1.2 Miscellaneous. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “annualized” as used herein shall mean the multiplication of the applicable amount for any given period by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed in such period.
2. Commitments and Loans.
     2.1 Loans. Each Revolving Loan Lender severally agrees, subject to all of the terms and conditions of this Agreement (including, without limitation, Sections 5.1 and 5.2 hereof), to make Loans as follows:
     (a) Revolving Loans. From time to time on or after the Effective Date and during the Revolving Loan Availability Period, each Revolving Loan Lender shall make loans under this Section 2.1(a) to Borrower in an aggregate principal amount at any one time outstanding (including its Revolving Loan Commitment Percentage of all Letter of Credit Liabilities at such time) up to but not exceeding such Revolving Loan Lender’s Commitment. Subject to the conditions in this Agreement, any such Loan repaid prior to the Revolving Loan Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Loans shall be due and payable in full at the end of the Revolving Loan Availability Period. Borrower, Agent and the Revolving Loan Lenders agree pursuant to Chapter 346 (“Chapter 346”) of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Notes or any Revolving Loan Obligation and that neither the Notes nor any Revolving Loan Obligation shall be governed by

Chapter 346 or subject to its provisions in any manner whatsoever. The aggregate of all Loans to be made by the Revolving Loan Lenders in connection with a particular borrowing shall be equal to $500,000 or an integral multiple of $100,000 in excess thereof.
     (b) Swing Loans. Subject to all of the terms and conditions of this Agreement (including, without limitation, Section 5.1 and 5.2 hereof), from time to time on or after the Effective Date and during the Swing Loan Availability Period, Wells Fargo shall make loans under this Section 2.1(b) to Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding $20,000,000. Swing Loans shall constitute “Loans” for all purposes hereunder, except that such Swing Loans shall not be considered a utilization of the Commitment of Wells Fargo or any other Revolving Loan Lender for purposes of calculating commitment fees hereunder. Notwithstanding the foregoing sentence, the aggregate amount of all Loans (including, without limitation, all Swing Loans) plus all Letter of Credit Liabilities shall not at any time exceed the then-current aggregate amount of the Commitments. Subject to the conditions in this Agreement, any Swing Loan repaid prior to the Revolving Loan Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Swing Loans shall be due and payable in full at the end of the Swing Loan Availability Period. At any time, upon the request of Wells Fargo, each Revolving Loan Lender (other than Wells Fargo) shall, on the first Business Day after such request is made, purchase a participating interest in any one or more Swing Loans made in accordance with the first sentence of this Section 2.1(b) in an amount equal to its Revolving Loan Commitment Percentage of such Swing Loans. Each Revolving Loan Lender will immediately transfer to Wells Fargo, in immediately available funds, the amount of its participation. Whenever, at any time after Wells Fargo has received from any Revolving Loan Lender such Revolving Loan Lender’s participation in a Swing Loan, Wells Fargo receives payment on account thereof, Wells Fargo will distribute to such Revolving Loan Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by Wells Fargo is required to be returned, such Revolving Loan Lender will return to Wells Fargo any portion thereof previously distributed by Wells Fargo to it. Each Revolving Loan Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense of other right which such Revolving Loan Lender or any other Person may have against Wells Fargo or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or the termination of any Commitment; (iii) any adverse change in the condition (financial or otherwise) of any Obligor or any other Revolving Loan Lender; (iv) any breach of this Agreement or any other Loan Document by any Obligor or any other Revolving Loan Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Loan, once so participated, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Loan. Borrower, Agent and the Revolving Loan Lenders agree pursuant to Chapter 346, that Chapter 346 shall not apply to the Swing Note or any Swing Loan and that neither the Swing Note nor any Swing Loan shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever. Each Swing Loan shall be in an amount equal to $100,000 or a multiple thereof.

     2.2 Terminations, Reductions or Increase of Commitments.
     (a) Optional. Borrower shall have the right to terminate or reduce the unused portion of the Commitments at any time or from time to time, provided that (i) Borrower shall give notice of each such termination or reduction to Agent as provided in Section 4.3 hereof and (ii) each such partial reduction as to any Commitment shall be in an integral multiple of $5,000,000. No termination or reduction of the Commitments may be reinstated without the written approval of Agent and the Lenders.
     (b) Optional Increase. At any time after the date hereof and so long as no Default or Event of Default shall have occurred which is continuing, Borrower shall have the right to increase the Commitments by an amount not exceeding $400,000,000, in the aggregate, provided that (i) the Borrower shall give notice of each such increase to the Agent as provided in Section 4.3 hereof, (ii) no Lender shall be required to increase its Commitment unless it shall have expressly agreed to such increase in writing (but otherwise, no notice to or consent by any Lender shall be required, notwithstanding anything to the contrary set forth in Section 11.5 hereof), (iii) the addition of new Lenders shall be subject to the terms and provisions of Section 11.6 hereof as if such new Lenders were acquiring an interest in the Revolving Loans by assignment from an existing Lender (to the extent applicable, i.e. required approvals, minimum amounts, execution of new Notes and the like), (iv) the Borrower shall execute and deliver such additional or replacement Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by the Agent, any new Lenders or any Lender which is increasing its Commitment, (v) the pro rata participation interests of the Lenders in the Letter of Credit Liabilities                     , and (vi) each such increase shall be in an aggregate amount of at least $25,000,000. If the Borrower shall terminate or reduce the Commitments pursuant to Section 2.2(a) hereof, it shall have no further right to increase the Commitments pursuant to this Section. Borrower shall be required to pay (or to reimburse each applicable Lender for) any breakage costs incurred by any Lender in connection with the need to reallocate existing Revolving Loans among the Lenders following any increase in the Commitments pursuant to this provision.
     2.3 Commitment Fees.
     (a) Borrower shall pay to Agent for the account of each Revolving Loan Lender revolving loan commitment fees for the period from the Effective Date to and including the Revolving Loan Termination Date at a per annum rate equal to the Margin Percentage for Commitment Fees. Such revolving loan commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be) on each day and shall be based on the excess of (x) the aggregate amount of each Revolving Loan Lender’s Commitment for such day over (y) the sum of (i) the aggregate unpaid principal balance of such Lender’s Note (excluding any Swing Loans) on such day plus (ii) the aggregate Letter of Credit Liabilities as to such Lender for such day. Accrued revolving loan commitment fees under this provision shall be payable in arrears on the Quarterly Dates prior to the Revolving Loan Termination Date and on the Revolving Loan Termination Date.
     (b) All past due fees payable under this Section shall bear interest at the Past Due Rate.

     2.4 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither Agent nor any Lender shall be responsible or liable for the failure of any other Lender to make a Loan to be made by such other Lender or to participate in, or co-issue, any Letter of Credit. Notwithstanding anything contained herein to the contrary, (a) no Lender shall be required to make or maintain Loans at any time outstanding if, as a result, the total Revolving Loan Obligations held by such Lender shall exceed the lesser of (1) such Lender’s Revolving Loan Commitment Percentage of all Revolving Loan Obligations and (2) such Lender’s Revolving Loan Commitment Percentage of the aggregate of the Commitments and (b) if a Lender fails to make a Loan as and when required hereunder, then upon each subsequent event which would otherwise result in funds being paid to the defaulting Lender, the amount which would have been paid to the defaulting Lender shall be divided among the non-defaulting Lenders ratably according to their respective shares of the outstanding Revolving Loan Commitment Percentages until the Revolving Loan Obligations of each Revolving Loan Lender (including the defaulting Lender) are equal to such Lender’s Revolving Loan Commitment Percentage of the total Revolving Loan Obligations.
     2.5 Notes. The Loans (other than the Swing Loans) made by each Lender shall be evidenced by a single Note of Borrower in substantially the form of Exhibit C hereto payable to the order of such Lender in a principal amount equal to the Commitment of such Lender, and otherwise duly completed. Each Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of Borrower under such Note or hereunder in respect of such Loan. Swing Loans shall be evidenced by the Swing Note. The Swing Note, and all renewals, extensions, modifications and replacements thereof and substitutions therefor, shall constitute one of the “Notes” hereunder.
     2.6 Use of Proceeds. The proceeds of the Loans shall be used to refinance existing Borrowed Money Indebtedness of Borrower, to finance acquisitions, to repurchase outstanding capital stock or Indebtedness of Borrower and for other working capital and general corporate purposes. Neither Agent nor any Lender shall have any responsibility as to the use of any proceeds of the Loans.
     2.7 Letters of Credit.
     (a) Letters of Credit. Subject to all of the terms and conditions of this Agreement (including, without limitation, Section 5.1 and 5.2 hereof), (i) Borrower shall have the right to, in addition to Loans provided for in Section 2.1 hereof, utilize the Revolving Loan Commitments from time to time during the Revolving Loan Availability Period by obtaining the issuance of standby letters of credit for the account of Borrower (in support of the obligations of Borrower or the obligations of its Affiliates) if Borrower shall so request in the notice referred to in Section 2.7(b)(i) hereof (such standby letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”) and (ii) Wells Fargo agrees to issue such Letters of Credit. Upon the date of the issuance of a Letter of Credit, the applicable Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Loan Lender, and each such Lender shall be deemed, without further action by any party hereto, to have purchased from the applicable Issuer, a participation, to the extent of such Lender’s Revolving Loan Commitment Percentage, in such Letter of Credit and the related Letter of Credit Liabilities, which participation shall terminate on the earlier of the expiration date of such Letter of Credit or the Revolving Loan Termination Date. Unless the Majority Lenders shall have otherwise agreed in writing, no Letter of Credit shall have an expiration date later than the earlier of (x) one year from date of issuance or (y) the date ten (10) Business Days prior to the end of the Revolving Loan Availability Period. Any Letter of Credit that shall have an expiration date after the end of the Revolving Loan Availability Period shall be subject to Cover or backed by a standby letter of credit in form and substance, and issued by a Person, acceptable to Agent in its sole discretion. Wells Fargo or, with the prior approval of Borrower, Agent and the applicable Lender, another Lender shall be the Issuer of each Letter of Credit.
     (b) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
          (i) Borrower shall give Agent notice requesting each issuance of a Letter of Credit hereunder as provided in Section 4.3 hereof and shall furnish such additional information regarding such transaction as Agent may reasonably request. Upon receipt of such notice, Agent shall promptly notify each Revolving Loan Lender of the contents thereof and of such Lender’s Revolving Loan Commitment Percentage of the amount of such proposed Letter of Credit.
          (ii) No Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of Loans plus (B) the aggregate Letter of Credit Liabilities would exceed the aggregate of the Commitments. On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Revolving Loan Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s Revolving Loan Commitment Percentage of the amount then available for drawings under such Letter of Credit (or any unreimbursed Reimbursement Obligations).
          (iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify Borrower and each Lender as to the amount to be paid as a result of such demand and the payment date therefor. If at any time prior to the earlier of the expiration date of a Letter of Credit or the Revolving Loan Termination Date any Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing under such Letter of Credit, each Revolving Loan Lender will pay to Agent immediately upon demand by such Issuer at any time during the period commencing after such payment until reimbursement thereof in full by Borrower, an amount equal to such Lender’s Revolving Loan Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 12:00 noon Houston, Texas time on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for such period. To the extent that it is ultimately determined that the Borrower is relieved of its obligation to reimburse the applicable Issuer because of such Issuer’s gross negligence or willful misconduct in determining that documents received under any applicable Letter of Credit comply with the terms thereof, the applicable Issuer shall be obligated to refund to the paying Lenders all amounts paid to such Issuer to reimburse Issuer for the applicable drawing under such Letter of Credit.
          (iv) Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Agent, on the date on which the Agent notifies Borrower of the date and amount of any payment by the Issuer of any drawing under a Letter of Credit, for the amount paid by any Issuer upon such drawing, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Sections 5.1 and 5.2 hereof and to the aggregate of the Commitments (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Liability), be made by the borrowing of Loans. Agent will pay to each Revolving Loan Lender such Lender’s Revolving Loan Commitment Percentage of all amounts received from Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Lender has made payment to Agent in respect of such Letter of Credit pursuant to clause (iii) above.
          (v) Borrower will pay to Agent at the Principal Office for the account of each Revolving Loan Lender a letter of credit fee with respect to each Letter of Credit equal to the greater of (x) $500 or (y) the then current Margin Percentage for LIBOR Borrowings multiplied by the face amount of such Letter of Credit (and computed on the basis of the actual number of days elapsed in a year composed of 360 days), in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof, such fee to be due and payable in advance. Agent will pay to each Revolving Loan Lender, promptly after receiving any payment in respect of letter of credit fees referred to in this clause (v), an amount equal to the product of such Lender’s Revolving Loan Commitment Percentage times the amount of such fees. In addition to and cumulative of the above described fees, Borrower shall pay to Agent, for the account of the applicable Issuer, in advance on the date of the issuance of the applicable Letter of Credit, a fronting fee in an amount equal to 0.10% of the face amount of the applicable Letter of Credit (such fronting fee to be retained by the applicable Issuer for its own account). The Borrower shall also pay each Issuer’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
          (vi) The issuance by the applicable Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5 hereof, be subject to the conditions precedent (A) that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to Agent, and (B) that Borrower shall have executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as Agent shall have reasonably requested and are not inconsistent with the terms of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of any Application, the terms hereof shall control.
          (vii) Issuer will send to the Borrower and each Lender, immediately upon issuance of any Letter of Credit issued by Issuer or any amendment thereto, a true and correct copy of such Letter of Credit or amendment.
     (c) Indemnification; Release. Borrower hereby indemnifies and holds harmless Agent, each Revolving Loan Lender and each Issuer from and against any and all claims and damages, losses, liabilities, costs or expenses which Agent, such Lender or such Issuer may incur (or which may be claimed against Agent, such Lender or such Issuer by any Person whatsoever), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law. Borrower hereby releases, waives and discharges Agent, each Revolving Loan Lender and each Issuer from any claims, causes of action, damages, losses, liabilities, reasonable costs or expenses which may now exist or may hereafter arise, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, by reason of or in connection with the failure of any other Revolving Loan Lender to fulfill or comply with its obligations to Agent, such Lender or such Issuer, as the case may be, hereunder (but nothing herein contained shall affect any rights Borrower may have against such defaulting Lender); provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law or (iii) disputes between or among any and all of Agent, Lenders and Issuers. Nothing in this Section 2.7(c) is intended to limit the obligations of Borrower under any other provision of this Agreement.
     (d) Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax (other than any tax based on or measured by net income), reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to any Revolving Loan Lender of issuing or maintaining any Letter of Credit or any participation therein, or materially reduce any amount receivable by any Revolving Loan Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then such Lender shall notify Borrower through Agent (which notice shall be accompanied by a statement setting forth in reasonable detail the basis for the determination of the amount due), and within 15 Business Days after demand therefor by such Lender through Agent, Borrower shall pay to such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender for such increased costs or reductions in amount. Such statement as to such increased costs or reductions in amount incurred by such Lender, submitted by such Lender to Borrower, shall create a rebuttable presumption as to the accuracy thereof, and may be computed using any reasonable averaging and attribution method. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after any executive officer of such Lender obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower through Agent) will designate a different lending office of such Lender for the issuance or maintenance of Letters of Credit by such Lender or will take such other action as Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is not located in the United States of America).
3. Borrowings, Payments, Prepayments and Interest Options.
     3.1 Borrowings. Borrower shall give Agent notice of each borrowing (other than a borrowing of Swing Loans as to which the last sentence of this Section 3.1 shall apply) to be made hereunder as provided in Section 4.3 hereof and Agent shall promptly notify each Lender of such request. Not later than 1:00 p.m., Houston, Texas time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Loan, if any, to be made by it on such date to Agent at its Principal Office, in immediately available funds, for the account of Borrower. Such amounts received by Agent will be held in an account maintained by Borrower with Agent. The amounts so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by wiring or otherwise transferring, in immediately available funds, such amount to an account designated by Borrower. Borrower shall give Agent notice of each borrowing of a Swing Loan to be made hereunder as provided in Section 4.3 hereof and, no later than 1:00 p.m., Houston, Texas time on the date specified for such borrowing hereunder, Wells Fargo shall make available the amount of such Swing Loan to Borrower by depositing the same, in immediately available funds, in an account designated by Borrower and approved by Agent
     3.2 Prepayments.
     (a) Optional Prepayments. Except as provided in Section 3.3 hereof, Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, any Loans at any time or from time to time, provided that Borrower shall give Agent notice of each such prepayment as provided in Section 4.3 hereof. Each optional prepayment on a Loan shall be in an amount equal to an integral multiple of (x) in the case of LIBOR Borrowings, $2,000,000 or an integral multiple of $100,000 in excess thereof and (y) in the case of Base Rate Borrowings, $500,000 or an integral multiple of $100,000 in excess thereof.
     (b) Interest Payments. Accrued and unpaid interest on the unpaid principal balance of the Loans shall be due and payable (i) on the date of any prepayment permitted hereunder and (ii) on the Interest Payment Dates.
     (c) Mandatory Prepayments. If the Commitments shall at any time be less than the unpaid principal balance of the Loans, Borrower shall make an immediate prepayment on the Loans equal to the difference.
     (d) Payments and Interest on Reimbursement Obligations. Borrower will pay to Agent for the account of each Lender the amount of each Reimbursement Obligation on the date on which the Agent notifies Borrower of the date and amount of the applicable payment by the

Issuer of any drawing under a Letter of Credit. The amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Sections 5.1 and 5.2 hereof have been satisfied, be paid with the proceeds of Loans. Subject to Section 11.7 hereof, Borrower will pay to Agent for the account of each Lender interest on any Reimbursement Obligation (i) at the Base Rate from the date such Reimbursement Obligation arises until the date five (5) Business Days thereafter and (ii) at the Past Due Rate thereafter until the same is paid in full.
     (e) Mandatory Payment of Swing Loans. The principal of, and all accrued and unpaid interest on the unpaid principal balance of, each Swing Loan shall be due and payable within ten (10) Business Days after the date such Swing Loan was made. A Swing Loan may not be paid with the proceeds of another Swing Loan.
     3.3 Interest Options.
     (a) Options Available. The outstanding principal balance of the Notes (including, without limitation, the Swing Note) shall bear interest at the Base Rate; provided, that (1) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances of the Notes (other than the Swing Note) from time to time outstanding bear interest at a Eurodollar Rate. The records of Agent and each of the Lenders with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall create a rebuttable presumption as to the accuracy thereof, and Agent and Lenders agree to furnish written evidence to Borrower upon request of Borrower with respect to such matters. Interest on the Loans shall be calculated at the Base Rate except where it is expressly provided pursuant to this Agreement that a Eurodollar Rate is to apply. Interest on the amount of each advance against the Notes shall be computed on the amount of that advance and from the date it is made. Notwithstanding anything in this Agreement to the contrary, for the full term of the Notes the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the debt evidenced thereby (including all interest on the Notes at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.
     (b) Designation and Conversion. Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Provided no Event of Default has occurred and is continuing and subject to the last sentence of Section 3.3(a) and the provisions of Section 3.3(c), Borrower may elect to have a Eurodollar Rate apply or continue to apply to all or any portion of the principal balance of the Notes (other than the Swing Note). Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balances of the Notes. The Interest Options shall be designated or converted in the manner provided below:
     (i) Borrower shall give Agent telephonic notice, promptly confirmed by a Rate Designation Notice (and Agent shall promptly inform each Lender thereof). Each such telephonic and written notice shall specify the amount of the Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion and the Interest Period or Periods, if any, selected by Borrower. Such telephonic notice shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date.
     (ii) No more than ten (10) LIBOR Borrowings shall be in effect with respect to the Loans at any time.
     (iii) Each designation or conversion of a LIBOR Borrowing shall occur on a LIBOR Business Day.
     (iv) Each request for a LIBOR Borrowing shall be in the amount equal to an integral multiple of $2,000,000 or an integral multiple of $100,000 in excess thereof.
     (v) Each designation of an Interest Option with respect to the Notes shall apply to all of the Notes ratably in accordance with their respective outstanding principal balances. If any Lender assigns an interest in any of its Notes when any LIBOR Borrowing is outstanding with respect thereto, then such assignee shall have its ratable interest in such LIBOR Borrowing.
     (c) Special Provisions Applicable to LIBOR Borrowings.
     (i) Options Unlawful. If the adoption of any applicable Legal Requirement after the Effective Date or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or other Governmental Authority shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of such Lender to establish or maintain such LIBOR Borrowing shall forthwith be canceled and Borrower shall forthwith, upon demand by Agent to Borrower, (1) convert the LIBOR Borrowing of such Lender with respect to which such demand was made to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate each Lender for any additional cost or expense which any Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which any Lender may incur as a result of such conversion. If, when Agent so notifies Borrower, Borrower has given a Rate Designation Notice specifying a LIBOR Borrowing but the selected Interest Period has not yet begun, as to the applicable Lender such Rate Designation Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans made by such Lender specified in such Rate Designation Notice shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.
     (ii) Increased Cost of Borrowings. If the adoption after the Effective Date of any applicable Legal Requirement or any change after the Effective Date in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) issued after the Effective Date by any central bank or Governmental Authority shall at any time as a result of any portion of the principal balances of the Notes being maintained on the basis of a Eurodollar Rate:
(1)	subject any Lender to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any LIBOR

Borrowing or other amount due hereunder, other than income and franchise taxes of the United States or its political subdivisions or such other jurisdiction in which the applicable Lender has its principal office or applicable lending office; or

(2)	change the basis of taxation of payments due from Borrower to any Lender under any LIBOR Borrowing (other than by a change in the rate of taxation of the overall net income of such Lender); or

(3)	impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable Eurodollar Rate), special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) against assets of any Lender, or against deposits with any Lender, or against loans made by any Lender, or against any other funds, obligations or other property owned or held by any Lender; or

(4)	Impose on any Lender any other condition regarding any LIBOR Borrowing;
and the result of any of the foregoing is to materially increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such LIBOR Borrowing, or reduce the amount of principal or interest received by any Lender, then, within 15 Business Days after demand by the applicable Lender (accompanied by a statement setting forth in reasonable detail the applicable Lender’s basis therefor), Borrower shall pay to Agent additional amounts which shall compensate each Lender for such increased cost or reduced amount. The determination by any Lender of the amount of any such increased cost, increased reserve requirement or reduced amount shall create a rebuttable presumption as to the accuracy thereof. Borrower shall have the right, if it receives from Agent any notice referred to in this paragraph, upon three Business Days’ notice to Agent (which shall notify each affected Lender), either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate each Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any Lender may incur as a result of such repayment or conversion. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower through Agent) will designate a different lending office of such Lender for the applicable LIBOR Borrowing or will take such other action as Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be materially disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is located in the United States of America).

     (iii) Inadequacy of Pricing and Rate Determination. If, for any reason with respect to any Interest Period, Agent shall have determined (which determination shall create a rebuttable presumption as to the accuracy thereof) that:
(1)	Agent is unable through its customary general practices to determine any applicable Eurodollar Rate, or

(2)	by reason of circumstances affecting the applicable market, generally, Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable LIBOR Borrowing requested by Borrower, then Agent shall give Borrower written notice thereof (accompanied by a statement setting forth in reasonable detail the applicable Lender’s basis therefor) and thereupon, (A) any Rate Designation Notice previously given by Borrower designating the applicable LIBOR Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Rate Designation Notice requesting the applicable Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable LIBOR Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.
     (iv) Funding Losses. Borrower shall indemnify each Lender against and hold each Lender harmless from any Funding Loss. This indemnity shall, subject to the provisions of Section 3.5 hereof, survive the payment of the Notes. A certificate of such Lender (explaining in reasonable detail the amount and calculation of the amount claimed) as to any additional amounts payable pursuant to this paragraph submitted to Borrower shall create a rebuttable presumption as to the accuracy thereof.
     (d) Funding Offices; Adjustments Automatic; Calculation Year. Any Lender may, if it so elects, fulfill its obligation as to any LIBOR Borrowing by causing a branch or affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or affiliate. Without notice to Borrower or any other Person, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement. Interest at the Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be. All other interest required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, the applicable interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

     (e) Funding Sources. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.
     3.4 Capital Adequacy. If any Lender shall have determined that the adoption after the Effective Date of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, under the Letters of Credit, the Notes or other Obligations held by it to a level below that which such Lender could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section, after demand by such Lender (with a copy to Agent) as provided below, Borrower shall pay (subject to Section 11.7 hereof) to such Lender such additional amount or amounts as will compensate such Lender for such reduction. The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof and reasons therefor shall be delivered as soon as practicable to Borrower and shall create a rebuttable presumption as to the accuracy thereof. Borrower shall pay the amount shown as due on any such certificate within five (5) Business Days after the delivery of such certificate. In preparing such certificate, a Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.
     3.5 Limitation on Charges; Substitute Lenders; Non-Discrimination. Anything in Sections 2.7(d), 3.3 or 3.4 notwithstanding:
(1)	Borrower shall not be required to pay to any Lender reimbursement with regard to any costs or expenses described in such Sections, unless such Lender notifies Borrower of such costs or expenses within 90 days after the date paid or incurred but in no event more than 90 days after the repayment of the Loans and the termination of the Commitments;

(2)	none of the Lenders shall be permitted to pass through to Borrower charges and costs under such Sections (other than Funding Losses) on a discriminatory basis (i.e., which are not also passed through by such Lender to all other customers of such Lender similarly situated where such customer is subject to documents providing for such pass through); and

(3)	if any Lender (including, without limitation, the Agent) elects to pass through to Borrower any material charge or cost under such Sections (other than Funding Losses) or elects to terminate the availability of

LIBOR Borrowings for any material period of time, Borrower may, within 60 days after the date of such event and so long as no Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination Borrower shall (i) if Agent and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (ii) have arranged for another financial institution approved by Agent (such approval not to be unreasonably withheld) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, Borrower shall have given written notice to Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Lender in lieu of such substitution.
4. Payments; Pro Rata Treatment; Computations, Etc.
     4.1 Payments.
     (a) Except to the extent otherwise provided herein, all payments of principal, interest Reimbursement Obligations and other amounts to be made by Borrower hereunder, under the Notes and under the other Loan Documents shall be made in Dollars, in immediately available funds, without set-off, deduction or counterclaim, to Agent at the Principal Office (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 1:00 p.m., Houston, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
     (b) Borrower shall, at the time of making each payment hereunder, under any Note or under any other Loan Document, specify to Agent the Loans or other amounts payable by Borrower hereunder or thereunder to which such payment is to be applied. Each payment received by Agent hereunder, under any Note or under any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If Agent fails to send to any Lender the applicable amount by the close of business on the date any such payment is received by Agent if such payment is received prior to 1:00 p.m., Houston, Texas time (or on the next succeeding Business Day with respect to payments which are received after 1:00 p.m., Houston, Texas time), Agent shall pay to the applicable Lender interest on such amount from such date at the Federal Funds Rate.
     (c) If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payments (except as otherwise provided in Section 3.3 hereof) shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
     (d) All payments by the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for or on account of any present or future income, stamp, or other taxes, fees, duties, withholding or other charges of any nature whatsoever imposed by any taxing authority excluding in the case of each Lender taxes imposed on or measured by its net income or franchise taxes imposed by the jurisdiction in which it is organized or through which it acts for purposes of this Agreement (such non-excluded items being hereinafter referred to as “Taxes”). If as a result of any change in law (or the interpretation thereof) after the date that the applicable Lender became a “Lender” under this Agreement any withholding or deduction from any payment to be made to, or for the account of, a Lender by the Borrower hereunder or under any other Loan Document is required in respect of any Taxes pursuant to any applicable law, rule, or regulation, then the Borrower will (i) pay to the relevant authority the full amount required to be so withheld or deducted; (ii) to the extent available, promptly forward to the Agent an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority; and (iii) pay to the Agent, for the account of each affected Lender, such additional amount or amounts as are necessary to ensure that the net amount actually received by such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. Each Lender shall determine such additional amount or amounts payable to it (which determination shall create a rebuttable presumption as to the accuracy thereof), and in such event, Agent shall furnish written evidence to Borrower showing how Agent made such determination. If a Lender becomes aware that any such withholding or deduction from any payment to be made by the Borrower hereunder or under any other Loan Document is required, then such Lender shall promptly notify the Agent and the Borrower thereof stating the reasons therefor and the additional amount required to be paid under this Section. Each Lender shall execute and deliver to the Agent and Borrower such forms as it may be required to execute and deliver pursuant to Section 11.13 hereof. To the extent that any such withholding or deduction results from the failure of a Lender to provide a form required by Section 11.13 hereof (unless such failure is due to some prohibition under applicable Legal Requirements), the Borrower shall have no obligation to pay the additional amount required by clause (iii) above. Anything in this Section notwithstanding, if any Lender elects to require payment by the Borrower of any material amount under this Section, the Borrower may, within 60 days after the date of receiving notice thereof and so long as no Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination the Borrower shall (i) if the Agent and each of the other Lenders shall consent, pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination or (ii) have arranged for another financial institution approved by the Agent (such approval not to be unreasonably withheld) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, the Borrower shall have given written notice to the Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Lender in lieu of such substitution.
     4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each Loan borrowing shall be made ratably from the Revolving Loan Lenders in accordance with their respective Commitments, provided that borrowings of Swing Loans shall be for Wells Fargo’s own account; (b) each payment of commitment fees with respect to the Commitments shall be made for the account of the Revolving Loan Lenders and each termination or reduction of the Commitments under Section 2.2 hereof shall be applied, pro rata, according to the applicable Lenders’ respective Commitments, (c) each payment by Borrower of principal or interest on the Loans shall be made to Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders, provided that payments of Swing Loans shall be for Wells Fargo’s own account, (d) upon request by Wells Fargo, the Revolving Loan Lenders (other than the Wells Fargo) shall purchase from Wells Fargo participations in each Swing Loan to the extent of their respective Revolving Loan Commitment Percentages, and (e) the Revolving Loan Lenders (other than the applicable Issuer) shall purchase from the applicable Issuer participations in each Letter of Credit to the extent of their respective Revolving Loan Commitment Percentages.
     4.3 Certain Actions, Notices, Etc. Notices to Agent of any termination or reduction of Commitments and of borrowings and optional prepayments of Loans and requests for issuances of Letters of Credit shall be irrevocable and shall be effective only if received by Agent not later than 11:00 a.m., Houston, Texas time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing and/or prepayment specified below:

Number of Business
Days Prior Notice

Borrowing at the Base Rate	1 Business Day

Borrowings or prepayments of	same day
Swing Loans

Repayment of Base Rate Borrowing	1 Business Day

Borrowing at Eurodollar Rate	3 LIBOR Business Days

Repayment of LIBOR Borrowing
prior to last day of the applicable	3 LIBOR Business Days
Interest Period

Letter of Credit issuance	5 Business Days

Termination or Reduction of
Commitments	2 Business Days (subject to any
Funding Losses with respect to
LIBOR Borrowings)
Each such notice of termination or reduction shall specify the amount of the applicable Commitment to be terminated or reduced. Each such notice of borrowing or prepayment shall specify the amount of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business Day). Agent shall promptly notify the affected Lenders of the contents of each such notice. Any selection of a Eurodollar Rate with respect to a Loan shall be subject to the advance notice requirements set forth in Section 3.3 hereof.
     4.4 Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Lender or Borrower (the “Payor”) prior to the day on which such Lender is to make payment to Agent of the proceeds of a Loan (or funding of a drawing under a Letter of Credit or reimbursement with respect to any drawing under a Letter of Credit) to be made by it hereunder or Borrower is to make a payment to Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, Borrower and, if Borrower fails to pay the amount thereof to Agent forthwith upon demand, the Lenders ratably in proportion to their respective Revolving Loan Commitment Percentages) shall, on demand, pay to Agent the amount made available by Agent, together with interest thereon in respect of the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.
     4.5 Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, on any Reimbursement Obligation or on any other Obligation then due to such Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of setoff or lien granted under Section 9.2 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or Reimbursement Obligations or other Obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid Obligations then due to each of them (after giving due consideration to any similar payments obtained by the other Lenders). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made, or Reimbursement Obligations or other Obligations held, by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans, or Reimbursement Obligations or other Obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.
5. Conditions Precedent.
     5.1 Initial Loans and Letters of Credit. The obligation of each Lender or each Issuer to make its initial Loans or issue or participate in a Letter of Credit (if such Letter of Credit is issued prior to the funding of the initial Loans) hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of Agent:
     (a) Authorization and Status. Agent shall have received from the appropriate Governmental Authorities certified copies of the Organizational Documents (other than by-laws) of each Obligor, and evidence satisfactory to Agent of all action taken by each Obligor authorizing the execution, delivery and performance of the Loan Documents and all other documents related to this Agreement to which it is a party (including, without limitation, a certificate of the secretary of each such party which is a corporation setting forth the resolutions of its Board of Directors authorizing the transactions contemplated thereby and attaching a copy of its bylaws), together with such certificates as may be appropriate to demonstrate the qualification and good standing of and payment of taxes by each Obligor in the jurisdiction of its organization and in each other jurisdiction where the failure in which to qualify would have a Material Adverse Effect.
     (b) Incumbency. Each Obligor shall have delivered to Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf the applicable Loan Documents related to any Loan or the issuance of any Letter of Credit and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with any Loan or the issuance of any Letter of Credit. Agent and each Lender may conclusively rely on such certificates until they receive notice in writing from the applicable Obligor to the contrary.
     (c) Notes. Agent shall have received the appropriate Notes of Borrower for each Lender, duly completed and executed.
     (d) Loan Documents. Each Obligor shall have duly executed and delivered the Loan Documents to which it is a party (in such number of copies as Agent shall have requested). Each such Loan Document shall be in substantially the form furnished to the Lenders prior to their execution of this Agreement, together with such changes therein as Lenders may approve.
     (e) Fees and Expenses. Borrower shall have paid to Agent all unpaid fees in the amounts previously agreed upon in writing among Borrower and Agent (including amendment fees payable to the Lenders); and shall have in addition paid to Agent all amounts payable under Section 11.3 hereof, on or before the date of this Agreement, except for amounts which Agent, in its sole discretion, agrees may be paid at a later date.
     (f) Insurance. Borrower shall have delivered to Agent certificates of insurance satisfactory to Agent evidencing the existence of all insurance required to be maintained by each Obligor by this Agreement.
     (g) Opinions of Counsel. Agent shall have received such opinions of counsel to Obligors as Agent shall reasonably request with respect to Obligors and the Loan Documents.
     (h) Consents. Agent shall have received evidence satisfactory to Agent that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans and the Letters of Credit and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.
     (i) Ratings Confirmation. Agent shall have received reaffirmation of current ratings with respect to Borrower issued by Standard & Poor’s.
     (j) Projections. Agent shall have received projections of consolidated financial statements of Borrower and its Subsidiaries, on a consolidated basis, for the balance of the current fiscal year.

     (k) Other Documents. Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Agent may reasonably request.
     5.2 All Loans. The obligation of each Lender to make any Loan (including the initial Loan) to be made by it hereunder and the obligation of the Issuer to issue any Letter of Credit is subject to (a) the accuracy, in all material respects, on the date of such Loan of all representations and warranties of each Obligor contained in this Agreement and the other Loan Documents (except for such representations and warranties which expressly refer to a prior date in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of this Section, in each representation and warranty in Article 6 hereof that makes reference to a Schedule, the representation under this Section that such representation and warranty in Article 6 hereof is true on and as of the date of making of such Loan shall take into account subsequent amendments to any Schedule referred to therein and matters arising after the date hereof which do not otherwise give rise to or constitute a Default hereunder; (b) Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to the Loan or the Letter of Credit, as the case may be, no later than 11:00 a.m., Houston, Texas time on the Business Day on which such Request for Extension of Credit must be given under Section 4.3 hereof, and (2) in the case of a Letter of Credit, an Application, and (3) such other documents as Agent may reasonably require; (c) prior to the making of such Loan or the issuance of such Letter of Credit and after giving effect thereto, there shall have occurred no event having a Material Adverse Effect; (d) no Default or Event of Default shall have occurred and be continuing; (e) the making of such Loan or the issuance of such Letter of Credit shall not be illegal or prohibited by any Legal Requirement, (f) all Swing Loans then outstanding shall have been paid or shall be paid with the proceeds of such Revolving Loan, and (g) Borrower shall have paid all fees and expenses of the type described in Section 11.3 hereof and all other fees owed to Agent or any Lender under the Loan Documents which are due and payable, in each case, prior to or on the date of such Loan or such issuance (except for amounts which Agent or the applicable Lender, as the case may be, in their sole discretion, agree may be paid at a later date). The submission by the Borrower of a Request for Extension of Credit shall be deemed to be a representation and warranty that the conditions precedent to the applicable Loan have been satisfied. Selection of a new interest rate at the expiration of an Interest Period shall not constitute a new Loan hereunder.
6. Representations and Warranties.
     To induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Borrower represents and warrants (such representations and warranties to survive any investigation and the making of the Loans and the issuance of any Letters of Credit) to the Lenders and Agent as follows:
     6.1 Organization. Each Obligor (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all necessary power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in the jurisdiction of its organization and in all jurisdictions in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

     6.2 Financial Statements. Borrower has furnished to Agent audited financial statements (including a balance sheet) as to Borrower which fairly present in all material respects, in accordance with GAAP, the consolidated financial condition and the results of operations of Borrower as at the end of Borrower’s fiscal year ending in 2006. No events, conditions or circumstances have occurred from the date that the financial statements were delivered to Agent through the Effective Date which would cause said financial statements to be misleading in any material respect. There are no material instruments or liabilities which should, in accordance with GAAP, be reflected in such financial statements provided to Agent which are not so reflected.
     6.3 Enforceable Obligations; Authorization. The Loan Documents have been duly executed and delivered by each applicable Obligor and are legal, valid and binding obligations of each applicable Obligor, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents (a) have all been duly authorized by all necessary action; (b) are within the power and authority of each applicable Obligor; (c) to the best of Borrower’s knowledge, do not and will not contravene or violate any Legal Requirement applicable to any applicable Obligor or the Organizational Documents of any applicable Obligor, the contravention or violation of which would reasonably be expected to have a Material Adverse Effect; (d) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which any Obligor or any of its Property may be bound the contravention or violation of which would reasonably be expected to have a Material Adverse Effect, and (e) do not and will not result in the creation of any Lien upon any material Property of any Obligor except for Permitted Liens. All necessary permits, registrations and consents for such making and performance have been obtained, except where the failure to obtain the same would not have a Material Adverse Effect.
     6.4 Other Debt. After giving effect to the initial advance hereunder (and the payment of certain existing Indebtedness of Obligors thereby), no Obligor is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party and which would constitute an Event of Default under Section 9.1(b).
     6.5 Litigation. There is no litigation or administrative proceeding, to the knowledge of any executive officer of Borrower, pending or threatened against, nor any outstanding judgment, order or decree against, Borrower or any of its Subsidiaries before or by any Governmental Authority which does or would reasonably be expected to have a Material Adverse Effect. No Obligor is in default with respect to any judgment, order or decree of any Governmental Authority where such default would have a Material Adverse Effect.
     6.6 Title. Each Obligor has indefeasible title to all of its material Property necessary in the ordinary course of its business, free and clear of all Liens except Permitted Liens.
     6.7 Taxes. Each Obligor has filed all federal and other material tax returns required to have been filed and paid all federal taxes and all other material taxes due and payable, except (i) those for which extensions have been obtained and those which are being contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor and (ii) taxes, assessments, levies or other charges imposed by any Governmental Authority (other than federal income taxes) with respect to which the failure to make payments could not, by reason of the amount thereof or of remedies available to such Governmental Authorities, reasonably be expected to have a Material Adverse Effect.
     6.8 Regulations U and X. None of the proceeds of any Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose which would constitute this transaction a “purpose credit” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, as any of them may be amended from time to time.
     6.9 Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries other than those set forth on Exhibit F hereto.
     6.10 No Untrue or Misleading Statements. No representation or warranty made by Borrower in any Loan Document or in any document, instrument or other writing furnished to the Lenders by or on behalf of any Obligor in connection with the transactions contemplated in any Loan Document contains any untrue material statement of material fact or omits to state any such material fact (of which any executive officer of Borrower has knowledge) necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading in any material respect on the date when made or deemed made.
     6.11 ERISA. With respect to each Plan, Borrower and each member of the Controlled Group have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a liability of Borrower or any member of the Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course) that would reasonably be expected to have a Material Adverse Effect. There have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower or any member of the Controlled Group. Unfunded Liabilities as of the date hereof do not exceed $500,000. No “prohibited transaction” (for which there is not an exemption) has occurred with respect to any Plan.
     6.12 Investment Company Act. No Obligor is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.
     6.13 Solvency. None of Borrower, any other Obligor, or Borrower and its Subsidiaries on a consolidated basis, is “insolvent,” as such term is used and defined in (i) the Bankruptcy Code and (ii) the fraudulent conveyance statutes of the State of Texas or of any other applicable jurisdiction.
     6.14 Fiscal Year. The fiscal year of each Obligor ends on December 31.
     6.15 Compliance. To the best knowledge of any executive officer of Borrower, Borrower and each of its Subsidiaries is in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

it, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
          6.16 Environmental Matters. Each Obligor has, to the best knowledge of Borrower’s executive officers, obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain which would reasonably be expected to have a Material Adverse Effect. Each Obligor and its Properties, business and operations have been and are, to the best knowledge of Borrower’s executive officers, in compliance with all applicable Requirements of Environmental Law and Environmental Permits, the failure to comply with which would reasonably be expected to have a Material Adverse Effect. Each Obligor and its Properties, business and operations are not, to the best knowledge of Borrower’s executive officers (after making reasonable inquiry of the personnel and records of their respective Corporations), subject to any (a) Environmental Claims or (b) Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which would reasonably be expected to have a Material Adverse Effect. None of the officers of Borrower have received nor is aware of any Obligor receiving any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, liabilities, condition (financial or otherwise), business or operations which would reasonably be expected to have a Material Adverse Effect. Borrower does not know of any event or condition with respect to currently enacted Requirements of Environmental Laws presently scheduled to become effective in the future with respect to any of the Properties of any Obligor which would reasonably be expected to have a Material Adverse Effect, for which the applicable Person has not made good faith provisions in its business plan and projections of financial performance.
7.      Affirmative Covenants.
          Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will do or cause to be done, and cause each of its Subsidiaries to do or cause to be done, each and all of the following:
          7.1 Taxes, Existence, Regulations, Property, Etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and adequate reserves in accordance with GAAP have been established therefor and, in the case of Subsidiaries which are not Obligors, the failure to pay would reasonably be expected to have a Material Adverse Effect; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all jurisdictions where such failure to qualify would reasonably be expected to have a Material Adverse Effect; (c) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, the noncompliance with which would reasonably be expected to have a Material Adverse Effect; and (d) cause its Property to be protected, maintained and kept in good repair (ordinary wear and tear excepted) and make all replacements and additions to such Property as may be reasonably necessary to conduct its business properly and efficiently except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          7.2 Financial Statements and Information. Furnish to Agent fifteen (15) copies of each of the following: (a) as soon as available and in any event within 100 days after the end of each applicable fiscal year, beginning with the fiscal year ending on December 31, 2007, Annual Financial Statements of Borrower in the form filed with the Securities and Exchange Commission (publicly filing Borrower’s 10-K with the Securities and Exchange Commission, with respect to which notice shall have been provided to Agent and each Lender in any event will satisfy the requirements of the subsection and shall be deemed furnished and delivered on the date such information has been posted on the Securities and Exchange Commission website available through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the Securities and Exchange Commission); (b) as soon as available and in any event within 60 days after the end of each fiscal quarter, Quarterly Financial Statements of Borrower in the form filed with the SEC (publicly filing Borrower’s Form 10-Q with the Securities and Exchange Commission with respect to which notice shall have been provided to Agent and each Lender in any event will satisfy the requirements of this subsection and shall be deemed furnished and delivered on the date such information has been posted on the Securities and Exchange Commission website available through http://www.sec.gov/edgar/searchedgar /webusers.htm or such successor webpage of the Securities and Exchange Commission); (c) concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof, such schedules, computations and other information, in reasonable detail, as may be reasonably required by Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by the president, chief financial officer or treasurer of Borrower (or other authorized officer approved by Agent) as true and correct in all material respects to the best knowledge of such officer and, concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof commencing with the Quarterly Financial Statement prepared as of March 31, 2007, a compliance certificate (“Compliance Certificate”) in the form of Exhibit E hereto, duly executed by such authorized officer; (d) as soon as available and in any event within 90 days after the end of each applicable fiscal year, beginning with the fiscal year ending on December 31, 2007, annual financial statements prepared on a statutory basis for the Insurance Company Subsidiaries which are not Foreign Subsidiaries (as filed with the appropriate regulatory authorities); (e) as soon as available and in any event within 60 days after the end of each applicable fiscal quarter (other than the last fiscal quarter of a fiscal year), beginning with the fiscal quarter ending on March 31, 2007, quarterly financial statements prepared on a statutory basis for the Insurance Company Subsidiaries which are not Foreign Subsidiaries (as filed with the appropriate regulatory authorities); (f) as soon as available and in any event within 180 days after the end of each applicable fiscal year, beginning with the fiscal year ending on December 31, 2007, annual financial statements prepared on a statutory basis for each Insurance Company Subsidiary which is a Foreign Subsidiary (as filed with the applicable regulatory authorities); (g) promptly upon their becoming publicly available, each financial statement, report, notice or definitive proxy statements sent by Borrower or any of its Subsidiaries to shareholders generally and each regular or periodic report and each registration statement or prospectus filed by Borrower or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency (and is publicly available); provided that publicly filing such documents with the Securities and Exchange Commission and providing notice thereof to Agent and each Lender in any event will satisfy the requirements of this subsection and shall be deemed furnished and delivered on the date such information has been posted on the Securities and Exchange Commission website available through http://www.sec.gov/edgar/searchedgar/webusers.htm; (h)

within sixty (60) days after the end of each fiscal year, projections of the consolidated financial statements of Borrower and its Subsidiaries for the following fiscal year; (i) at the request of Agent or the Majority Lenders, independent actuarial reserve adequacy summary reports for the Insurance Company Subsidiaries, in such form and substance as is utilized by the applicable Insurance Company Subsidiary in the ordinary course of its business and which conforms to normal and customary industry practice, issued by the actuarial consultant utilized by the Insurance Company Subsidiaries, such consultant to be reasonably satisfactory to Agent and the Majority Lenders; (j) within thirty (30) days after the provision thereof, all significant reports by the National Association of Insurance Commissioners or any insurance regulatory authority or other Governmental Authority with respect to any Insurance Company Subsidiary’s insurance business, and (k) such other financial projections and other information (including without limitation significant filings under state insurance holding company acts) relating to the condition (financial or otherwise), operations or business of any Obligor as from time to time may be reasonably requested by Agent (or any Lender through Agent). Each delivery of a financial statement pursuant to this Section 7.2 shall constitute a restatement of the representations contained in the last two sentences of Section 6.2 with respect to the period of time from the date of such most recently delivered financial statements.
          7.3 Financial Tests. Borrower will have and maintain (in each case, on a consolidated basis for Borrower and its Subsidiaries):
          (a) Debt to Capitalization Ratio — a Debt to Capitalization Ratio of not greater than 35% at all times.
          (b) Combined Ratio — a Combined Ratio at the end of each fiscal quarter, calculated on a trailing four (4) quarter basis, of not greater than 105%.
          7.4 Inspection. Permit Agent and each Lender upon five (5) Business Days’ prior notice from Agent or such Lender through Agent (unless a Default or an Event of Default has occurred which is continuing, in which case no prior notice is required) to inspect its Property, to examine its files, books and records, except privileged communication with legal counsel (both inside and outside), confidential information regarding insured parties (provided that Borrower shall, if requested by Agent, use good faith efforts to obtain consent, or take such other actions, to permit the disclosure thereof) and classified governmental material, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as Agent or such Lender may reasonably desire. Unless an Event of Default has occurred which is continuing, Agent and Lenders shall not exercise their rights hereunder more than once each calendar year and Agent or the applicable Lender, as the case may be, shall pay its own costs and expenses relating to the exercise of the rights under this Section.
          7.5 Further Assurances. Promptly execute and deliver, at Borrower’s expense, any and all other and further instruments which may be reasonably requested by Agent to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions expressly contemplated by the Loan Documents.

          7.6 Books and Records. Maintain accounting records which permit financial statements to be prepared in accordance with GAAP and statutory accounting principles, as applicable.
          7.7 Insurance. Borrower will (and will cause each of its Subsidiaries to) maintain insurance with such insurers, on such of its Property, with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the applicable Person operates, and furnish Agent satisfactory evidence thereof promptly upon request.
          7.8 Notice of Certain Matters. Give Agent written notice of the following within five Business Days after any executive officer of Borrower shall become aware of the same:
          (a) the issuance by any court or governmental agency or authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other Loan Document, or the making of the Loans or the initiation of any litigation, or any claim or controversy which would reasonably be expected to result in the initiation of any litigation, seeking any such injunction, order or other restraint;
          (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Governmental Authority involving claims in excess of $25,000,000 (exclusive of claims covered by insurance and exclusive of claims made in the ordinary course of the insurance business of such Person) or which would reasonably be expected to result in a Default hereunder;
          (c) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
          (d) the incurrence of material burdensome restrictions under contracts or applicable law which would reasonably be expected to have a Material Adverse Effect and any other event (including strikes, labor disputes or loss of use of material patents or trademarks) which could reasonably be expected to have a Material Adverse Effect;
          (e) the creation or acquisition of any new Agency Subsidiary;
          (f) promptly after S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
Borrower will also notify Agent in writing at least 30 days prior to the date that any Obligor changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.
          7.9 ERISA Information and Compliance. Furnish to Agent (i) within five (5) days after receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA which would reasonably be expected to have a Material Adverse Effect and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan which would reasonably be expected to have a Material Adverse Effect, (ii) if requested by Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (iii) within five (5) days after becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA which would reasonably be expected to have a Material Adverse Effect, for which the disclosure requirements of Regulation Section 4043 promulgated by the PBGC have not been waived, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder which would reasonably be expected to have a Material Adverse Effect, a written notice signed by the President or the principal financial officer of Borrower or the applicable member of the Controlled Group specifying the nature thereof, what action Borrower or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (iv) within five (5) days after the filing or receiving thereof by Borrower or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan which would reasonably be expected to have a Material Adverse Effect, and (v) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code within five (5) days after the request is submitted by Borrower or any member of the Controlled Group to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be. To the extent required under applicable statutory funding requirements, Borrower will fund, or will cause the applicable member of the Controlled Group to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA, in each case, except to the extent that failure to do the same would not reasonably be expected to have a Material Adverse Effect. Except to the extent that failure to do the same would not reasonably be expected to have a Material Adverse Effect, Borrower covenants that it shall and shall cause each member of the Controlled Group to (1) make contributions to each Plan in accordance with the time limits imposed by ERISA and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (2) prepare and file in accordance with the time limits imposed by ERISA all notices and reports required under the terms of ERISA including but not limited to annual reports; and (3) pay in accordance with the time limits imposed by ERISA all required PBGC premiums.
8.      Negative Covenants.
          Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will not, and will not suffer or permit any of its Subsidiaries to, do any of the following without the prior written consent of the Majority Lenders:
          8.1 Borrowed Money Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Borrowed Money Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following:
(i)	Indebtedness under this Agreement and the other Loan Documents and Indebtedness secured by Liens permitted by Section 8.2 hereof;

(ii)	the liabilities and other credit facilities (whether or not funded) existing on the date of this Agreement and disclosed in the financial statements delivered on or prior to the Effective Date pursuant to Section 6.2 hereof and (other than Indebtedness permitted under Section 8.1(viii) hereto) set forth on Exhibit G hereto, and all renewals, extensions and replacements (but not increases) of any of the foregoing;

(iii)	the Interest Rate Risk Indebtedness;

(iv)	current liabilities incurred in the ordinary course of business;

(v)	purchase money Indebtedness (whether for the purchase of real or personal Property) and/or real estate construction Indebtedness which does not result in an Event of Default;

(vi)	Indebtedness under sale and leaseback transactions not to exceed $50,000,000 in the aggregate at any time outstanding;

(vii)	unsecured Indebtedness of Subsidiaries of the Borrower (other than Indebtedness permitted under Section 8.1(viii) hereto) not to exceed $50,000,000 in the aggregate at any time outstanding (exclusive of amounts shown on Exhibit G hereto);

(viii)	unsecured Indebtedness of any Subsidiary of the Borrower which is a party to a Guaranty payable to the Borrower or to another Subsidiary of the Borrower which is a party to a Guaranty; and

(viii)	other unsecured Indebtedness of the Borrower which does not result in an Event of Default.
          8.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts or General Intangibles; provided, however, that Borrower or any of its Subsidiaries may create or suffer to exist the following:
(i)	artisans’, mechanics’ or other Liens imposed by law arising in the ordinary course of business, but only to the extent that payment thereof shall not at the time be overdue by more than 30 days or, if overdue by more than 30 days, the payment thereof is being diligently contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor;

(ii)	normal encumbrances and restrictions on, and defects in, title including, without limitation, zoning restrictions, easements, rights-of-way, restrictions and similar encumbrances, which do not secure Borrowed Money Indebtedness and which would not be reasonably expected to have, in the aggregate, a Material Adverse Effect;

(iii)	Liens in favor of Agent or any Lender under the Loan Documents, including, without limitation, Liens securing Interest Rate Risk Indebtedness owed to one or more of the Lenders or Affiliate thereof (but not to any Person which is not, at the time the Interest Rate Risk Indebtedness is incurred, a Lender or an Affiliate thereof);

(iv)	Liens incurred or deposits made in the ordinary course of business (1) in connection with workmen’s compensation, unemployment insurance, social security and other like laws, or (2) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (2), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;

(v)	attachments, judgments and other similar Liens arising in connection with court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP;

(vi)	Liens securing obligations in respect of capital leases covering the property subject to the applicable capital lease provided that such capital leases are permitted under the other provisions of this Agreement;

(vii)	existing Liens as of Effective Date as set forth on Exhibit H hereto;

(viii)	Liens for taxes, fees, assessments or other governmental charges, but only to the extent that payment thereof shall not at the time be due or if due, the payment thereof is being diligently contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor;

(ix)	Liens securing purchase money Indebtedness permitted under Section 8.1 hereof and sale and leaseback Indebtedness permitted under Section 8.1 hereof and covering the Property so purchased or leased (as the case may be);

(x)	Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements otherwise permitted hereunder entered into by Borrower or any of its Subsidiaries in the ordinary course of business;

(xi)	licenses, leases and subleases permitted under this Agreement and granted to others that do not interfere in any material respect with the business or operations of Borrower and its Subsidiaries taken as a whole; and

(xii)	extensions, renewals and replacements of Liens referred to in clauses (i) through (xi) above; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets covered by the Lien extended, renewed or replaced and that the Borrowed Money Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the Indebtedness secured by the Lien extended, renewed or replaced.
          8.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person (other than Subsidiaries) except for (a) the endorsement of checks or other negotiable instruments in the ordinary course of business; (b) obligations disclosed to Agent in the financial statements delivered on or prior to the Effective Date pursuant to Section 6.2 hereof (but not increases of such obligations after the Effective Date); (c) those liabilities permitted under Section 8.1 hereof (including without limitation liabilities under letter of credit facilities permitted under Section 8.1 hereof) and (d) other contingent liabilities not relating to Borrowed Money Indebtedness arising in the ordinary course of the insurance company business.
          8.4 Mergers and Consolidations. In any single transaction or series of transactions, directly or indirectly: (a) liquidate or dissolve; (b) be a party to any merger or consolidation unless and so long as (i) no Default or Event of Default has occurred that is then continuing, (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default and (iii) the applicable Obligor (or one of such Obligors if such merger is between Obligors) subject to such merger is the surviving Person. Notwithstanding the foregoing, so long as no Event of Default has occurred which is continuing (or will arise by reason thereof) (a) any Subsidiary of Borrower may merge with Borrower or any Obligor provided that Borrower or such Obligor is the surviving entity or, so long as such Subsidiary is not an Obligor, with one or more Subsidiaries of Borrower, including without limitation mergers between newly acquired Subsidiaries in connection with any acquisition permitted hereunder, provided that if any merger is between a wholly-owned Subsidiary of Borrower and a Subsidiary of Borrower which is not a wholly-owned Subsidiary, such wholly-owned Subsidiary of Borrower shall be the surviving entity, (b) any Subsidiary of Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or any other Obligor or, so long as such Subsidiary is not an Obligor, to another wholly-owned Subsidiary of Borrower, (c) HCC Benefits Corporation, a Delaware corporation, HCC Employer Services, Inc., an Illinois corporation and HCC Employee Benefits, Inc., a Delaware corporation (all of whose operations are being wound down) and any other Subsidiary which is not a Material Subsidiary may be liquidated or dissolved, and (d) mergers, consolidations or dissolutions by any Subsidiary of Borrower to change its state of incorporation or to change the form of entity are not prohibited.
          8.5 Redemption, Dividends and Distributions. At any time: (a) redeem, retire or otherwise acquire, directly or indirectly, any equity interest in Borrower other than stock repurchases not exceeding, in the aggregate and on a cumulative basis from and after the Effective Date, $300,000,000 which may be made so long as no Event of Default has occurred which is continuing (or would result therefrom) or (b) make any distributions of any Property or cash to the owner of any of the equity interests in Borrower or any of its Subsidiaries other than Permitted Dividends.
          8.6 Nature of Business. Change the general nature of its business from insurance, insurance services and related operations.

          8.7 Transactions with Related Parties. Enter into any material transaction or material agreement with any officer, director or holder of any equity interest in Borrower or any of its Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources (to the best knowledge of the executive officers of Borrower); provided that the foregoing shall not prohibit Borrower or any Subsidiary from entering into transactions by and among Borrower and its Subsidiaries. Notwithstanding the foregoing, Borrower and its Subsidiaries shall be entitled to make the following payments and/or enter into the following transactions: (i) the payment of reasonable and customary fees and reimbursement arrangements with respect to the procurement of services from any Subsidiary in the ordinary course of business; (ii) the payment of reasonable and customary fees and reimbursement of expenses payable to officers and directors of Borrower and its Subsidiaries; and (iii) the payment of reasonable lease payments for the use of vehicles, aircraft, office space, equipment and other Property in which any officer or director of Borrower or any Subsidiary has a direct or indirect ownership interest.
          8.8 Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except to the extent such loans, advances, extensions of credit, capital contributions or Investments are not prohibited by applicable Legal Requirements.
          8.9 Organizational Documents. Amend, modify, restate or supplement any of its Organizational Documents if such action would reasonably be expected to have a Material Adverse Effect, unless such action shall be consented to in writing by the Majority Lenders, which consent shall not be unreasonably withheld.
          8.10 Unfunded Liabilities. Incur any Unfunded Liabilities after the Effective Date or allow any Unfunded Liabilities in excess of $2,000,000, in the aggregate, to arise or exist.
          8.11 Intentionally Left Blank.
          8.12 Subsidiaries. Form, create or acquire any Subsidiary except that Borrower or any of its Subsidiaries may form, create or acquire a wholly-owned Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default and (b) to the extent such Subsidiary constitutes an Agency Subsidiary which is not a Foreign Subsidiary, such Subsidiary shall execute and deliver to the Agent a Guaranty, in Proper Form, within forty-five (45) days after its formation, creation or acquisition.
9.      Defaults.
          9.1 Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur, then Agent may (with the consent of the Majority Lenders) and shall (upon direction by the Majority Lenders), do any or all of the following: (1) without notice to Borrower or any other Person, declare the Commitments terminated (whereupon the Commitments shall be terminated) and/or accelerate the Revolving Loan Termination Date to a date as early as the date of termination of the Commitments; (2) terminate any Letter of Credit allowing for such termination, by sending a notice of termination as provided therein and require

Borrower to provide Cover for outstanding Letters of Credit; (3) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided that in the case of the occurrence of an Event of Default with respect to Borrower or any of its Subsidiaries referred to in clause (f), (g) or (h) of this Section 9.1, the Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and the Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, and (4) exercise any or all other rights and remedies available to Agent or any of the Lenders under the Loan Documents, at law or in equity:
          (a) Payments — (i) any Obligor shall fail to make any payment or required prepayment of any installment of principal on the Loans or any Reimbursement Obligation payable under the Notes, this Agreement or the other Loan Documents when due or (ii) any Obligor fails to make any payment or required prepayment of interest with respect to the Loans, any Reimbursement Obligation or any other fee or amount under the Notes, this Agreement or the other Loan Documents when due and such failure to pay continues unremedied for a period of three Business Days; or
          (b) Other Obligations — Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any Indebtedness having an outstanding principal amount of at least $25,000,000 (other than the Loans and Reimbursement Obligations) and such default shall continue beyond any applicable period of grace; or any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness having an outstanding principal amount of at least $25,000,000 (other than the Loans and Reimbursement Obligations) or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace; or
          (c) Representations and Warranties — any representation or warranty made or deemed made by or on behalf of any Obligor in this Agreement or any other Loan Document or in any certificate furnished or made by any Obligor to Agent or the Lenders in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified or deemed stated or certified; or
          (d) Affirmative Covenants — (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Sections 7.3 or 7.8(c) hereof or (ii) default is made in the due observance or performance of any of the other covenants and agreements contained in Section 7 hereof or any other affirmative covenant of any Obligor contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by Agent to Borrower or (y) such default otherwise becomes known to any executive officer of Borrower, whichever is earlier; or
          (e) Negative Covenants — default is made in the due observance or performance by Borrower of any of the covenants or agreements contained in Section 8 of this Agreement or of any other negative covenant of any Obligor contained in this Agreement or any other Loan Document; or
          (f) Involuntary Bankruptcy or Receivership Proceedings — a receiver, conservator, liquidator or trustee of Borrower or any of its Subsidiaries or of any of its Property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 90 days; or Borrower or any of its Subsidiaries is adjudicated bankrupt or insolvent; or any of such Person’s Property is sequestered by court order and such order remains in effect for more than 90 days; or a petition is filed against Borrower or any of its Subsidiaries under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 90 days after such filing; or
          (g) Voluntary Petitions or Consents — Borrower or any of its Subsidiaries commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due (taking into account applicable grace periods) or takes any corporate action to authorize or effect any of the foregoing; or
          (h) Assignments for Benefit of Creditors or Admissions of Insolvency — Borrower or any of its Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of such Person or of all or any substantial part of its Property; or
          (i) Undischarged Judgments — a final non-appealable judgment or judgments for the payment of money exceeding, in the aggregate, $25,000,000 (exclusive of amounts covered by insurance and exclusive of judgments in the ordinary course of the insurance business of such Person) is rendered by any court or other governmental body against Borrower or any of its Subsidiaries and such Person does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 90 days from the date of entry thereof; or
          (j) Guaranties — any Agency Subsidiary (other than such Agency Subsidiaries which are permitted to be liquidated or dissolved pursuant to Section 8.12) shall cease to be subject to a duly executed Guaranty or any Guaranty for any reason ceases to be the valid and binding obligation of the applicable Agency Subsidiary, or any such Agency Subsidiary will so state in writing; or
          (k) Concealment — Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or
          (l) Ownership of Certain Subsidiaries — Borrower shall cease to own, directly or through one or more wholly-owned Subsidiaries of Borrower, all of the issued and outstanding equity interests in and to each of the Material Subsidiaries of Borrower; or
          (m) Change of Control — there should occur any Change of Control.
          9.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by Borrower and the other Obligors), to setoff and apply any and all deposits (general or special, time or demand, provisional or final (but excluding the funds held in accounts clearly designated as escrow or trust accounts held by Borrower or any other Obligor for the benefit of Persons which are not Affiliates of any Obligor, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or Property at any time held, and other Indebtedness at any time owing by such Lender to or for the credit or the account of Borrower or any other Obligor against any and all of the Obligations irrespective of whether or not such Lender or Agent will have made any demand under this Agreement, the Notes or any other Loan Document. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to Borrower pro rata in accordance with their Commitments. Each Lender agrees to promptly notify Borrower and Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of Agent and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which Agent or the Lenders may have. This Section is subject to the terms and provisions of Sections 4.5 and 11.7 hereof.
          9.3 Collateral Account. Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by Agent or the Majority Lenders (through Agent), pay to Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit issued for the account of Borrower, which funds shall be held by Agent as Cover. Such funds shall be returned to Borrower at such time as, subsequent to payment of such amount by Borrower, no Event of Default shall be continuing.
          9.4 Preservation of Security for Unmatured Reimbursement Obligations. In the event that, following (i) the occurrence of an Event of Default and the exercise of any rights available to Agent or any Lender under the Loan Documents, and (ii) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and under the Notes, any Letters of Credit shall remain outstanding and undrawn upon, Agent shall be entitled to hold (and Borrower and each other Obligor hereby grants and conveys to Agent a security interest in and to) all cash or other Property (“Proceeds of Remedies”) realized or arising out of the exercise of any rights available under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Letters of Credit. Such Proceeds of Remedies shall be held for the ratable benefit of the Lenders. The rights, titles, benefits, privileges, duties and obligations of Agent with respect thereto shall be governed by the terms and provisions of this Agreement. Agent may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as Agent, in the exercise of its sole discretion, deems appropriate. Such Proceeds of Remedies shall be applied to Reimbursement Obligations arising in respect of any such Letters of Credit and/or the payment of any Lender’s obligations under any such Letter of Credit when such Letter of Credit is drawn upon. Nothing in this Section shall cause or permit an increase in the maximum amount of the Revolving Loan Obligations permitted to be outstanding from time to time under this Agreement.
          9.5 Remedies Cumulative. No remedy, right or power conferred upon Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.
10.      Agent.
          10.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Agent to act as its agent hereunder, under the Letters of Credit and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Any Loan Documents executed in favor of Agent shall be held by Agent for the ratable benefit of the Lenders. Agent (“Agent” as used in this Section 10 shall include reference to its Affiliates and its own and its Affiliates’ respective officers, shareholders, directors, employees and agents) (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement, the Letters of Credit or any other Loan Document or any other document referred to or provided for herein or therein or any Property covered thereby or for any failure by any Obligor or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Majority Lenders; (d) shall not be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or willful misconduct; (e) shall not be bound by or obliged to recognize any agreement among or between Borrower and any Lender to which Agent is not a party, regardless of whether Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (f) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to Agent in accordance with the terms of this Agreement or any other Loan Document; (g) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, and (h) shall not be responsible for the acts or edicts of any Governmental Authority. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without in any way limiting any of the foregoing, each Lender acknowledges that Agent shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500). In any foreclosure proceeding concerning any collateral, each holder of an Obligation if bidding for its own account or for its own account and the accounts of other Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against the Obligations held by it or the Obligations held by the other Lenders; instead, such holder must bid in cash only. However, in any such foreclosure proceeding, Agent may (but shall not be obligated to) submit a bid for all Lenders (including itself) in the form of a credit against the Obligations, and Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all Lenders.
          10.2 Reliance. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for Borrower), independent accountants and other experts selected by Agent. Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of Agent under this Agreement or any other Loan Document, then and in any of such events Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Loan Document or otherwise; and if Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
          10.3 Defaults. Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or Reimbursement Obligations) unless Agent has received notice from a Lender or Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that Agent receives such a Notice of Default, Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). Agent shall (subject to Section 10.7 hereof) take such action with respect to such Notice of Default as shall be directed by the

Majority Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Notice of Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Loan Documents, at law or in equity.
          10.4 Material Written Notices. In the event that Agent receives any written notice of a material nature from the Borrower or any Obligor under the Loan Documents, Agent shall promptly inform each of the Lenders thereof. Agent shall promptly distribute the financial statements delivered to Agent pursuant to Section 7.2 hereof and any notices delivered to Agent pursuant to Section 7.8 hereof.
          10.5 Rights as a Lender. With respect to its Commitments and the Loans made and Letter of Credit Liabilities, Wells Fargo in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with Borrower (and any of its Affiliates) as if it were not acting as Agent, and Agent may accept fees and other consideration from Borrower (in addition to the fees heretofore agreed to between Borrower and Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
          10.6 Indemnification. The Lenders agree to indemnify Agent (to the extent not reimbursed under Section 11.3 or Section 11.4 hereof, but without limiting the obligations of Borrower under said Sections 11.3 and 11.4), ratably in accordance with the Lenders’ respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Sections 11.3 and 11.4 hereof, interest, penalties, attorneys’ fees and amounts paid in settlement, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 10.6 shall survive the termination of this Agreement and the repayment of the Obligations.
          10.7 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has received current financial information with respect to Borrower and each other Obligor that it has, independently and without reliance on Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and each other Obligor and decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Obligor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder, under the Letters of Credit or under the other Loan Documents, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor (or any of their affiliates) which may come into the possession of Agent.
          10.8 Failure to Act. Except for action expressly required of Agent hereunder, under the Letters of Credit or under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 10.6 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
          10.9 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to the Lenders and Borrower, and Agent may be removed at any time with or without cause by the Majority Lenders; provided, that Agent shall continue as Agent until such time as any successor shall have accepted appointment as Agent hereunder. Upon any such resignation or removal, (i) the Majority Lenders without the consent of Borrower shall have the right to appoint a successor Agent so long as such successor Agent is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor Agent that is not a Lender at the time of such appointment so long as Borrower consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Any successor Agent shall be a bank which has an office in the United States and a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. Such successor Agent shall promptly specify by notice to Borrower its Principal Office referred to in Section 3.1 and Section 4 hereof. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
          10.10 No Partnership. Neither the execution and delivery of this Agreement nor any of the other Loan Documents nor any interest the Lenders, Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and Agent. The relationship between the Lenders, on the one hand, and Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Loan Documents shall be construed to constitute Agent as trustee or other fiduciary for any Lender or to impose on Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.
          10.11 No Waiver. None of the provisions of this Section 10 shall be construed as limiting or otherwise waiving any rights or remedies which Borrower or any other Obligor may have against Agent or any Lender.
          10.12 Documentation Agent and Syndication Agent. Wachovia Bank, National Association, in its capacity as Documentation Agent, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against Wachovia Bank, National Association, in its capacity as Documentation Agent, and not as a Lender, the indemnification provisions in Section 10.6 shall apply. Citibank, N.A., in its capacity as Syndication Agent, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against Citibank, N.A., in its capacity as Syndication Agent, and not as a Lender, the indemnification provisions in Section 10.6 shall apply.
11.      Miscellaneous.
          11.1 Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of Agent, any Lender or Borrower or any other Obligor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.
          11.2 Notices.
          (a) All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy (confirmed by mail), cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof (or provided for in an Assignment and Acceptance); or, as to any party hereto, at such other address as shall be designated by such party in a notice (given in accordance with this Section) (i) as to Borrower, to Agent, (ii) as to Agent, to Borrower and to each Lender, and (iii) as to any Lender, to Borrower and Agent. Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when (i) transmitted by telex or telecopier or delivered to the telegraph or cable office, (ii) personally delivered (iii) one Business Day after deposit with an overnight mail or delivery service, postage prepaid or (iv) three Business Days’ after deposit in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.

          (b) Borrower agrees that Agent may make any material delivered by Borrower to Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by Agent, an Affiliate of Agent, or any Person that is not an Affiliate of Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
          11.3 Expenses, Etc. Whether or not any Loan is ever made or any Letter of Credit ever issued, Borrower shall pay or reimburse within 10 days after written demand (a) Agent for paying the reasonable fees and expenses of outside legal counsel to Agent in connection with the preparation, negotiation, execution and delivery of this Agreement (including the exhibits and schedules hereto), the other Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder, and any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Loan Document; (b) Agent for any lien search fees; (c) Agent for reasonable out-of-pocket expenses incurred by Agent in connection with the preparation, documentation, administration and syndication of the Loans or any of the Loan Documents (including, without limitation, the marketing, printing, duplicating, mailing and similar expenses) of the Loans and Letter of Credit Liabilities; (d) Agent for paying all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any other Loan Document or any other document referred to herein or therein; (e) Agent for paying all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any document referred to herein and (f) following the occurrence and during the continuation of an Event of Default, any Lender or Agent for paying all amounts (including reasonable attorneys’ fees) reasonably expended, advanced or incurred by such Lender or Agent to satisfy any obligation of any Obligor under this Agreement or any other Loan Document, to protect collateral, to collect the Obligations or to enforce, protect, preserve or defend the rights of the Lenders or Agent under this Agreement or any other Loan Document, including, without limitation, reasonable fees and expenses incurred in connection with such Lender’s or Agent’s participation as a member of a creditor’s committee in a case commenced under the Bankruptcy Code or other similar law, fees and expenses incurred in connection with lifting the automatic stay prescribed in § 362 of the Bankruptcy Code and reasonable fees and expenses incurred in connection with any action pursuant to § 1129 of the Bankruptcy Code and all other customary and reasonable out-of-pocket expenses incurred by such Lender or Agent in connection with such matters, together with interest thereon at the Base Rate on each such amount until the earlier of payment or ten (10) days after written demand therefor, and if such amount has not been paid within ten (10) days after written demand therefor, at the Past Due Rate until the date of reimbursement to such Lender or Agent.
          11.4 Indemnification. Borrower shall indemnify each of Agent, the Lenders, and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, insofar as such losses, liabilities, claims or damages arise out of or result from any (i) actual or proposed use by Borrower of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Lender hereunder; (ii) breach by any Obligor of this Agreement or any other Loan Document; (iii) violation by any Obligor of any Legal Requirement; (iv) investigation, litigation or other proceeding relating to any of the foregoing, and Borrower shall reimburse Agent, each Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, within five (5) days after demand for any reasonable expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, or (v) taxes (excluding income taxes, franchise taxes or any similar taxes) payable or ruled payable by any Governmental Authority in respect of the Obligations or any Loan Document, together with interest and penalties, if any; provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification or (ii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law or (iii) disputes between or among any and all of Agent, Lenders and Issuers. Nothing in this Section is intended to limit the obligations of Borrower under any other provision of this Agreement.
          11.5 Amendments, Etc. No amendment or modification of this Agreement, the Notes or any other Loan Document shall in any event be effective against Borrower unless the same shall be agreed or consented to in writing by Borrower. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by Borrower therefrom, shall in any event be effective against the Lenders unless the same shall be agreed or consented to in writing by the Majority Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) increase any Commitment of any of the Lenders (or reinstate any termination or reduction of the Commitments) or subject any of the Lenders to any additional obligations; (b) reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fee hereunder; (c) postpone or extend the Revolving Loan Maturity Date, the Revolving Loan Termination Date, the Revolving Loan Availability Period or any scheduled date fixed for any payment of principal of, or interest on, any Loan, Reimbursement Obligation, fee or other sum to be paid hereunder or waive any Event of Default described in Section 9.1(a) hereof; (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans and Letter of Credit Liabilities, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement (including, without limitation, the definition of “Majority Lenders”); (e) change any provision contained in Sections 3.4, 11.3 or 11.4 hereof or this Section 11.5; (f) release any Person from liability under a Guaranty (provided, however, that the foregoing shall not apply to releases which Agent is obligated to provide pursuant to this Agreement or any of the other Loan Documents or by law), or (g) modify the provisions of Sections 4.1(b) or 4.2 hereof regarding pro rata application of amounts after an Event of Default shall have occurred and be continuing. Notwithstanding anything in this Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 without the consent of Agent to the extent it affects Agent, as Agent.
          11.6 Successors and Assigns.
          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent and the Lenders and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders, and any such assignment or transfer without such consent shall be null and void. Each Lender may sell participations to any Person in all or part of any Loan, or all or part of its Notes, Commitments or interests in Letters of Credit, in which event, without limiting the foregoing, the provisions of the Loan Documents shall inure to the benefit of each purchaser of a participation; provided, however, the pro rata treatment of payments, as described in Section 4.2 hereof, shall be determined as if such Lender had not sold such participation. Any Lender that sells one or more participations to any Person shall not be relieved by virtue of such participation from any of its obligations to Borrower under this Agreement relating to the Loans. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to (i) any fees payable hereunder to the Lenders and (ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans.
          (b) Each Lender may assign to one or more Lenders or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) the aggregate amount of the Commitments of the assigning Lender subject to each such assignment shall in no event be less than $5,000,000; (ii) other than in the case of an assignment to another Lender (that is, at the time of the assignment, a party hereto) or to an Affiliate of such Lender or to a Federal Reserve Bank, any assignment by any Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) shall require the prior written consent of the Issuers (such consent not to be unreasonably withheld); (iii) other than in the case of an assignment to another Lender (that is, at the time of the assignment, a party hereto) or to an Affiliate of such Lender or to a Federal Reserve Bank, Agent and, so long as no Event of Default shall have occurred and be continuing, Borrower must each give its prior written consent, which consents shall not be unreasonably withheld, and (iv) the parties to each such assignment shall execute and deliver to Agent, for its acceptance an Assignment and Acceptance in the form of Exhibit D hereto (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recording fee of $3,000 paid by the assignee (for which Borrower will have no liability). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto except in respect of provisions of this Agreement which survive payment of the Obligations and termination of the Commitments). Notwithstanding anything contained in this Agreement to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it as collateral to a Federal Reserve Bank; provided that no such assignment shall release such Lender from any of its obligations hereunder.
          (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.2 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
          (d) The entries in the records of Agent as to each Assignment and Acceptance delivered to it and the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time shall create a rebuttable presumption as to the accuracy thereof and Borrower, Agent and the Lenders may treat each

Person the name of which is recorded in the books and records of Agent as a Lender hereunder for all purposes of this Agreement and the other Loan Documents.
          (e) Upon Agent’s receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder, together with any Note or Notes subject to such assignment and the written consent to such assignment (to the extent consent is required), Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in its records and (iii) give prompt notice thereof to Borrower. Within fifteen (15) Business Days after receipt of notice (and provided that Borrower has consented to the applicable assignment to the extent Borrower’s consent is required with respect thereto), Borrower, at its own expense (but without incurring any expense or cost incurred by Agent or any Lender), shall execute and deliver to Agent in exchange for the surrendered Notes new Notes to the order of such assignee in an amount equal to the respective Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments hereunder, new Notes to the order of the assigning Lender in an amount equal to the respective Commitments retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the respective Note. Thereafter, such surrendered Notes shall be marked renewed and substituted and the originals thereof delivered to Borrower (with copies, certified by Borrower as true, correct and complete, to be retained by Agent).
          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower.
          (g) Any assignment by any Lender of all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) shall require the prior written consent of the applicable Issuers (such consent not to be unreasonably withheld).
          11.7 Limitation of Interest. Borrower and the Lenders intend to strictly comply with all applicable federal and Texas laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). Accordingly, the provisions of this Section 11.7 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread throughout the full term of the Obligations so that such interest does not exceed the Ceiling Rate. In no event shall Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 9.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section 11.7, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
          11.8 Survival. The obligations of Borrower under Sections 2.7(c), 2.7(d), 3.3, 3.4, 11.3 and 11.4 hereof and all other obligations of Borrower in any other Loan Document (to the extent stated therein as surviving), the obligations or each Issuer under the last sentence of Section 2.7(b)(iii) and the obligations of the Lenders under Section 10.5 and 11.7 hereof, shall, notwithstanding anything herein to the contrary, survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and the Letters of Credit.
          11.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
          11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.
          11.11 Governing Law. THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO THE TEXAS CONFLICT OF LAWS RULES) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
          11.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.
          11.13 Tax Forms. Each Lender which is organized under the laws of a jurisdiction outside the United States shall, on the day of the initial borrowing from each such Lender hereunder and from time to time thereafter if requested by Borrower or Agent, provide Agent and Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to such Lender, Borrower and Agent indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty. Unless Borrower and Agent shall have received such forms or such documents indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or Agent shall withhold taxes from such payments at the applicable statutory rate.
          11.14 Venue. The Borrower hereby irrevocably (a) agrees that any legal proceeding against the Agent or any Lender arising out of or in connection with the Loan Documents shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the “Houston Courts”); (b) submits to the non-exclusive jurisdiction of the Houston Courts; (c) agrees and consents that service of process may be made upon it in any proceeding arising out of the Loan Documents or any transaction contemplated thereby by service of process as provided by Texas law; (d) WAIVES, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of any Loan Document or the transactions contemplated thereby in the Houston Courts; and (e) WAIVES any claim that any such suit, action or proceeding in any Houston Court has been brought in an inconvenient forum. All of the obligations of the Borrower under the Loan Documents are performable in Harris County, Texas. Nothing herein shall affect the right of the Agent or any Lender to commence legal proceedings or otherwise proceed against the Borrower in any jurisdiction or to serve process in any manner permitted by applicable law. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by law.
          11.15 Jury Waiver. BORROWER, AGENT AND LENDERS EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
          11.16 Conflicts Between This Agreement and the Other Loan Documents. In the event of any conflict between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.

     11.17 Disclosure to Other Persons; Confidentiality. Agent and each Lender agree that it may deliver copies of any financial statements and other documents or information delivered to it and disclose any other information disclosed to it by or on behalf of Borrower or any Subsidiary of Borrower in connection with or pursuant to this Agreement and the other Loan Documents only to:
     (i) its and its affiliates’ directors, officers, employees, auditors, attorneys and professional consultants (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential);
     (ii) any other Lender;
     (iii) any Person to which such Lender offers to sell its Note or any part thereof, provided that each such Person agrees in writing to observe the confidentiality standards described in this Section;
     (iv) any Person to which such Lender sells or offers to sell a participation in all or any part of its Note, provided that each such Person agrees in writing to observe the confidentiality standards described in this Section;
     (v) any federal or state regulatory authority having jurisdiction over it;
     (vi) any other Person to which such delivery or disclosure may be legally required in response to any subpoena or other legal process or investigative demand, and
     (vii) any other Person in connection with any litigation involving any obligation, right or remedy of Agent or any Lender under the Loan Documents.
Subject to the foregoing, Agent and each Lender hereby agrees to use its best efforts to hold in confidence and not to disclose any Confidential Information; provided, that such Person will be free, after notice to Borrower, to correct any false or misleading information which may become public concerning its relationship to Borrower. For the purpose of this Section, the term “Confidential Information” shall mean information (including material non-public information within the meaning of Regulation FD promulgated by the Securities Exchange Commission as of the date hereof) about Borrower or any Subsidiary of Borrower furnished by Borrower or any such Subsidiary, but does not include any information which (i) is publicly known, or otherwise known to such holder, at the time of disclosure; (ii) subsequently becomes publicly known, but not through any act or omission by such holder, or (iii) otherwise becomes known to such holder other than through disclosure by Borrower or any Subsidiary of Borrower from any Person which is not known to be subject to a confidentiality agreement with Borrower or the applicable Subsidiary of Borrower.
     11.18 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     11.19 Amendment and Restatement; Renewal Notes. This Agreement amends and restates in its entirety, effective as of the initial funding hereunder, that certain Loan Agreement (the “Prior Loan Agreement”) dated as of November 24, 2004 executed by and among Borrower, Wells Fargo Bank, National Association (or its predecessor in interest), as Agent, and certain financial institutions therein set forth. The Notes have been given in renewal, extension and modification of the revolving credit facility previously provided to Borrower pursuant to such Loan Agreement.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

HCC INSURANCE HOLDINGS, INC., a Delaware corporation

By:	/s/ Edward H. Ellis, Jr.

Edward H. Ellis, Jr., Executive Vice
President and Chief Financial Officer

Address for Notices:

13403 Northwest Freeway Houston, Texas 77040 Attention: President Telecopy No.: (713) 462-2401

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Co-Lead Arranger and as a Lender

By:	/s/ Ben R. McCaslin

Ben R. McCaslin, Vice President

Address for Notices:

Wells Fargo Bank, N.A. 1700 Lincoln Ave. MAC C7300-034 Denver, Colorado 80203 Telecopy No.: 303-863-5533

with a copy to:

North Houston Commercial Banking MAC T5001-031 1000 Louisiana St., 3rd Floor Houston, TX 77002 Attention: Ben R. McCaslin Telecopy No.: 713-739-1086

CITIBANK, N.A., as Co-Lead Arranger and as Syndication Agent and as a Lender

By:	/s/ Gregory J. Kroitzsh

Name: Gregory J. Kroitzsh Title: Vice President

Address for Notices:

388 Greenwich St., 23rd Floor New York, New York 10013 Attention: Stephen Mazza Telecopy No.: 212-816-4144

WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Karen Hanke

Name: Karen Hanke Title: Director

Address for Notices:

Wachovia Bank, National Association Global Corporate Loan Administration 201 S. College St, CP9, NC 1183 Charlotte, NC 28288 Attn: Tara Moore Fax: 704-715-0096

AMEGY BANK, NATIONAL ASSOCIATION

By:	/s/ Laif Afseth

Name: Laif Afseth Title: Senior Vice President

Address for Notices:

Amegy Bank, National Association 4400 Post Oak Parkway, POP 312 Houston, Texas 77027 Attention: Laif Afseth Telecopy No.: 713-232-8541

ROYAL BANK OF SCOTLAND

By:	/s/ Marie Fitzgerald

Name: Marie Fitzgerald Title: Associate Relationship Director

Address for Notices:

FIG Insurance 9th Floor, 280 Bishopsgate London EC2M 4RB United Kingdom Attention: Marie Fitzgerald Telecopy No.: 0044 20 7672 1073

BANK OF NEW YORK

By:	/s/ Richard G. Shaw

Name: Richard G. Shaw Title: Vice President

Address for Notices:

The Bank of New York One Wall Street 17th Floor New York, NY 10286 Attention: Scott Schaffer Telecopy No.: 212-809-9520

SCHEDULE I
COMMITMENTS

Wells Fargo Bank (Texas), National Association	$75,000,000

Citibank, N.A.	$75,000,000

Wachovia Bank, National Association	$60,000,000

Royal Bank of Scotland	$40,000,000

Amegy Bank, National Association	$35,000,000

The Bank of New York	$15,000,000

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SCHEDULE II
AGENCY SUBSIDIARIES
HCC Benefits Corporation, a Delaware corporation
HCC Specialty Underwriters, Inc., a Massachusetts corporation
ASU International, Inc., a Massachusetts corporation
HCC Global Financial Products, LLC, a Delaware limited liability company
Covenant Underwriters, Ltd., a Louisiana corporation
Continental Underwriters Ltd., a Louisiana corporation
HCC Risk Management Corporation, a Texas corporation
Professional Indemnity Agency, Inc., a New Jersey corporation
HCC Insurance Holdings, (International) Limited, a company organized under the laws of England and Wales
HCC Employer Services, Inc., an Illinois corporation
HCC Employee Benefits, Inc., a Delaware corporation
cineFinance Insurance Services, LLC, a California limited liability company
G.B. Kenrick & Associates, Inc., a Michigan corporation

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SCHEDULE III
INSURANCE COMPANY SUBSIDIARIES
Houston Casualty Company, a Texas corporation
Avemco Insurance Company, a Maryland corporation
HCC Reinsurance Company Limited, an insurance company organized under the laws of Bermuda

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